UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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AMERICAN WATER WORKS COMPANY, INC.

April 1, 2016

Dear American Water Stockholder:

I am pleased to invite you to attend American Water’s Annual Meeting of Stockholders on Friday, May 13, 2016. This year’s proxy statement provides you with information on three important subject matters; namely, information related to the annual meeting, our commitment to sound corporate governance and our executive compensation program. This year’s proxy statement also demonstrates our ongoing commitment to simplify and more effectively communicate these and other matters. To this end, we have included numerous enhancements in the way we present information to you about the annual meeting, our Board nominees, our corporate governance practices and our executive compensation policies and practices.

First, we have attempted to improve the readability of our proxy statement by grouping and ordering information throughout the proxy statement so that it is easier to find, and by locating information we believe is more important to our stockholders, such as information related to our strong corporate governance practices, toward the beginning of the document. Second, we have included for 2016 a proxy statement summary which appears immediately after the annual meeting notice. This summary serves to highlight important information that is included elsewhere in the proxy statement. Third, we have also attempted to shorten text where appropriate and to present selected information in “plain English” to improve readability. The Board and I believe that these significant enhancements to our proxy statement reflect our ongoing commitment to make this information easier to locate and review.

Furthermore, as part of our commitment to strong corporate governance practices, our Board seeks to maintain a constructive and open dialogue with our stockholders. To this end, in 2015, we implemented a stockholder outreach program designed to solicit and obtain important feedback from our largest stockholders and key proxy advisory firms. This program is described on page 13 of the proxy statement. We encourage you to learn more about our governance and compensation practices by reading the proxy statement and visiting our Investor Relations website at http://ir.amwater.com. Also, I enjoyed the opportunity to meet a number of our stockholders at our December 15, 2015 Investor Day conference in New York City.

It is important that your shares be represented and voted at the Annual Meeting regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described in the accompanying proxy materials.

Thank you for your support and continued interest in American Water.

Sincerely,

George MacKenzie
Chairman of the Board

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

NOTICE OF

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2016

The 2016 Annual Meeting of Stockholders of American Water Works Company, Inc. (the “Company”) will be held at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, on Friday, May 13, 2016, at 10:00 a.m., Eastern time, to consider and take action on the following:

1.	election to the board of directors of the nine (9) nominees named in the accompanying proxy statement, each to serve until the date of the 2017 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified;

2.	approval, on an advisory basis, of the compensation of our named executive officers;

3.	ratification of the appointment, by the Audit Committee of the board of directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016; and

4.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

The Company’s board of directors has no knowledge of any other business to be transacted at the 2016 Annual Meeting. Only holders of record of our outstanding common stock as of the close of business on Monday, March 21, 2016, are entitled to notice of and to vote at the 2016 Annual Meeting.

If you plan to attend the meeting in person, please refer to page 4 of this proxy statement for more information.

By Order of the Board of Directors,

Michael A. Sgro
Executive Vice President, General Counsel and
Secretary

April 1, 2016

Voorhees, New Jersey

Your vote is very important to us. Whether or not you plan to attend the 2016 Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. It is important that your shares of common stock be represented at the meeting and we encourage you to vote using the method that best suits you. Investors will also be able to hear a live audio-only webcast of the meeting by visiting our Investor Relations website at http://ir.amwater.com. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail (or, if you received printed proxy materials, on the enclosed proxy card), and the section entitled “The American Water Annual Meeting” beginning on page 1 of this proxy statement.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date	Friday, May 13, 2016
Time	10:00 a.m., Eastern time (the doors will open to the public at 9:30 a.m.)
Place	The Mansion 3000 Main Street Voorhees, New Jersey 08043
Record Date	Monday, March 21, 2016
Agenda	1. Election of nine director nominees, each to serve until the date of the 2017 annual meeting of stockholders or until his or her successor has been duly elected and qualified
2. Approval, on an advisory basis, of the compensation of our named executive officers
3. Ratification of the appointment, by the Audit Committee of the Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016
4. Transaction of any other business that may properly come before the meeting
Voting	Stockholders of record as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Admission

An admission card and valid form of government-issued photo identification will be required to enter the annual meeting. We must receive your written request for an admission card by Monday, May 2, 2016. See page 4 of the proxy statement for more details.

i

Voting Matters, Votes Required for Approval and the Board’s Recommendations

The following table summarizes the items that will be brought for a vote of our stockholders at the meeting, along with the Board’s voting recommendations, the votes required for approval and the treatment of abstentions and broker non-votes for each item.

Proposal No.	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non- Votes	Board’s Recommendation
1	Election of nine director nominees	For each director, majority of votes cast	Not counted	Not counted	FOR the election of each director
2	Approval, on an advisory basis, of the compensation of our named executive officers	Majority of shares present and entitled to vote	Counts as vote against	Not counted	FOR
3	Ratification of appointment, by the Audit Committee of the Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	Majority of shares present and entitled to vote	Counts as vote against	Not applicable, as this is a routine matter	FOR

Director Nominees

The following table provides summary information about each of our nine director nominees as of the date of this proxy statement, including whether the Board considers the nominee to be independent under the New York Stock Exchange’s independence standards, relevant rules of the Securities and Exchange Commission, or SEC, and the Board’s categorical standards for director independence. Each director is elected annually.

Name	Age	Director Since	Occupation	Independent?	Position/Committee Memberships
Julie A. Dobson	59	2009	Retired Chief Operating Officer and founding principal of TeleCorp PCS, Inc.	Yes	• Audit (Chair) • Nominating/Corporate Governance
Paul J. Evanson	74	2013	Retired Chairman, Chief Executive Officer and President of Allegheny Energy, Inc.	Yes	• Compensation (Chair) • Finance/Risk
Martha Clark Goss	66	2003	Retired Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings, LLC	Yes	• Finance/Risk (Chair) • Audit
Richard R. Grigg	67	2008	Retired Executive Vice President of First Energy Corp. and President of FirstEnergy Utilities Group	Yes	• Audit • Compensation
Veronica M. Hagen	70	2016	Retired Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.)	Yes	• Compensation • Nominating/Corporate Governance
Julia L. Johnson	53	2008	President of NetCommunications, LLC	Yes	• Nominating/Corporate Governance (Chair) • Compensation
Karl F. Kurz	54	2015	Private investor Retired Chief Operating Officer, Anadarko Petroleum Corporation	Yes	• Finance/Risk • Nominating/Corporate Governance
George MacKenzie	67	2003	Retired Vice Chairman and Chief Financial Officer of Hercules Incorporated	Yes	• Non-Executive Chairman (ex-officio (non-voting) member of all committees)
Susan N. Story	56	2014	President and Chief Executive Officer of American Water Works Company, Inc.	No	None

American Water Corporate Governance and Board Highlights

Below are a number of our corporate governance and Board highlights, including policies implemented and other governance achievements:

Corporate Governance Highlights:

•	All directors elected annually
•	Majority voting for directors in uncontested elections
•	No material restrictions on a stockholder right to call special meeting (at 15% level)
•	No supermajority voting provisions
•	Disclosure committee used for financial reporting purposes
•	Initiated stockholder engagement program in 2015
•	Adopted executive stock ownership guidelines in 2015, which support existing mandatory stock retention requirements and align executives’ interests with stockholders
•	Policy and public disclosure on corporate political and lobbying expenditures
•	Member of the Dow Jones Sustainability Index for 2015
•	Margin trading, short selling and hedging involving American Water securities are prohibited
•	Finance and Risk Committee leads overall responsibility for risk assessment, risk management and review of major risk exposures
•	Longstanding commitment to safety, sustainability, environmental leadership and diversity

Board of Directors Highlights:

•	Appropriately sized board (nine members for 2016-2017)
•	Average director tenure is seven years
•	Average age of director nominees is 63 years
•	The Board met 13 times in 2015
•	50% of current Board members, and 56% of Board nominees, are female
•	The Board is led by an independent, non-executive chairman
•	Eight out of nine director nominees, and all committee members, are independent
•	The Board and its committees conduct annual self-assessments
•	Robust director nomination process serves to identify talented and diverse board members
•	Director education program supports ongoing director development
•	Stock ownership policy for directors of five times annual cash retainer by fifth anniversary of service

American Water Executive Compensation Highlights

Below are a number of our executive compensation highlights for 2015:

•	Overall compensation program for CEO and named executive officers is highly correlated to our performance metrics, including significant focus on long-term value creation
•	Formal chief executive officer goal-setting and performance assessment process utilized throughout each year
•	Significant portion of compensation mix for CEO and named executive officers is focused on at-risk, rather than fixed, compensation
•	Compensation Committee was advised by independent compensation consultant during 2015
•	Achieved “FOR” advisory vote on executive compensation of over 90% since 2011
•	Advisory vote on executive compensation conducted annually
•	Compensation recovery provisions, or clawbacks, that comply with the Sarbanes-Oxley Act of 2002

AMERICAN WATER WORKS COMPANY, INC

PROXY STATEMENT

THE AMERICAN WATER ANNUAL MEETING

Information about this Proxy Statement

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be submitted at our 2016 annual meeting of stockholders and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2015 Annual Report to Stockholders, or the 2015 Annual Report, were first sent or given on or about April 1, 2016 to stockholders of record as of March 21, 2016, which is referred to as the “record date.”

Throughout this proxy statement, unless the context otherwise requires:

•	references to the “Board” or the “Board of Directors” mean the Board of Directors of American Water Works Company, Inc.;

•	references to the “meeting” or the “annual meeting” mean the 2016 annual meeting of stockholders of American Water Works Company, Inc.;

•	references to “common stock” mean the common stock, $0.01 par value per share, of American Water Works Company, Inc.; and

•	except as otherwise provided or as the context may otherwise require, references to “we,” “us,” “our,” the “Company” or “American Water” are to American Water Works Company, Inc., without its subsidiaries.

Location and Time of the Annual Meeting

The meeting will be held at 10:00 a.m., Eastern time, on Friday, May 13, 2016, at The Mansion, located at 3000 Main Street, Voorhees, New Jersey 08043. The doors will open to the public at 9:30 a.m.

An audio-only webcast of the meeting can be accessed during the meeting via our Investor Relations website at http://ir.amwater.com. The access information for the webcast presentation will be announced via press release and on our website. If you wish to access the webcast of the meeting, you will need to have the necessary software installed and operating on your computer, together with appropriate access to the Internet to permit transmission of the webcast.

The audio webcast will be archived and available for 30 days after the meeting on our Investor Relations website at http://ir.amwater.com.

Shares Entitled to Vote

All stockholders of record as of the record date are entitled to vote at the meeting. As of the close of business on the record date, 177,851,838 shares of our common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of stockholders at the meeting. Holders of our options, unvested restricted stock units, or RSUs, and unvested performance stock units, or PSUs, are not entitled to vote any shares of common stock underlying those awards at the meeting.

Under our Amended and Restated Bylaws, the holders of a majority of the outstanding shares of our common stock at the close of business on the record date must be present at the meeting, either in person or by proxy, to constitute a quorum and to transact business at the meeting. Abstentions and broker non-votes are included in the determination of shares present at the meeting for quorum purposes.

Matters to be Voted on at the Annual Meeting

The following table describes the items to be brought for a vote of our stockholders at the meeting, along with the Board’s voting recommendation as to each matter:

Proposal No.	Description of Proposal	Board’s Recommendation
1	Election of nine director nominees, each to serve until the date of the 2017 annual meeting of stockholders or until his or her successor has been duly elected and qualified	“FOR” the election of each director nominee
2	Approval, on an advisory basis, of the compensation of our named executive officers	“FOR”
3	Ratification of the appointment, by the Audit Committee of the Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016	“FOR”

Vote Required for Approval

The following table describes the vote required for approval of each matter to be brought before the meeting, as well as the treatment of abstentions and broker non-votes as to each matter.

Proposal No.	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes
1	Each director is elected by a majority of the votes cast “FOR” election with respect to that director	Not taken into account	Not taken into account
2	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not taken into account
3	A majority of the shares of common stock present and entitled to vote at the annual meeting must be voted “FOR” approval	As an “AGAINST” vote	Not applicable, as this is considered to be a “routine” matter

How to Vote Shares Registered in Your Own Name

If you own shares that are registered on our books and records in your own name, you can attend the meeting and vote in person. You also can vote by proxy without attending the meeting in any of the following ways:

•	Via Our Internet Voting Site at http://www.proxyvote.com. If you received printed proxy materials, follow the instructions for Internet voting printed on your proxy card. If you received a Notice of Availability, follow the instructions provided in the Notice of Availability. If you vote via the Internet and currently receive printed proxy materials, you also can elect to receive future proxy statements and annual reports electronically.
•	By Telephone. Call toll-free 1-800-690-6903. You also can vote by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card or Notice of Availability.
•	By Mail. If we mailed you a printed copy of this proxy statement and a paper proxy card, you can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on May 12, 2016. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted:

•	“FOR” the election of each of the Board’s nine director nominees;
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and
•	“FOR” the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the meeting. If you received more than one proxy card or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card or Notice of Availability that you receive in order for all of your shares to be voted at the meeting. For more information regarding the Notice of Availability, please see “Communications, Stockholder Proposals and Company Information—Delivering Proxy Materials Through Electronic Means” on page 78 of this proxy statement.

How to Vote Shares Held in “Street Name”

If you hold shares through a brokerage firm, trustee, bank, other financial intermediary or nominee, which is known as holding shares in “street name,” you will receive from that broker, trustee, bank or other intermediary or nominee, which we refer to as an “intermediary,” a voting instruction form which will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the New York Stock Exchange, or the NYSE, and you want to vote on Proposal 1 or Proposal 2, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, NYSE rules would prohibit a broker from exercising discretion to cast a vote with respect to your shares. Accordingly, a proxy submitted by the broker with respect to your shares would indicate that the broker is unable to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.” Under NYSE rules, Proposal 3 is considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted.

If you hold shares in street name and wish to vote your shares in person at the meeting, you must first obtain a valid legal proxy from the intermediary. To do so, you must follow the instructions provided on your voting instruction form, or, if no such instructions were provided, you must contact the intermediary directly. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “—Attending the Annual Meeting in Person.”

If you received more than one voting instruction form or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form or Notice of Availability that you receive in order for all of your shares to be voted at the meeting.

Revoking or Changing a Proxy

If you own shares in your own name (including shares you may hold through American Water Stock Direct, our dividend reinvestment and direct stock purchase plan), you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Secretary, which must be received by us before the meeting;
•	submitting a properly signed proxy card dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	attending the meeting in person and voting your shares at the meeting.

If you hold shares in street name, you should follow the instructions provided on your voting instruction form or contact the intermediary for instructions on how to change your vote.

Attending the Annual Meeting in Person

Admission to the Annual Meeting will be limited to our stockholders or their authorized, legal proxies. If you plan to attend the meeting in person, you must have a valid, government-issued photo identification, as well as an admission card, which must be obtained from us in advance. Upon arrival at the annual meeting, you will be asked to present your admission card and government-issued photo identification to enter the meeting. We reserve the right to deny admission to the meeting location to any person who arrives at the meeting location without an admission card and valid photo identification in his or her name.

For the safety and security of all attendees at the meeting, you will not be permitted to bring recording equipment, computers, large bags, briefcases or packages into the meeting. If you bring any of these prohibited items to the meeting, you will be required to leave them outside the meeting room until the meeting has concluded. Also, we will not permit any videotaping or other recording of the meeting.

Under our Amended and Restated Bylaws, the Board or chairman of the meeting may impose additional reasonable restrictions on the conduct of the meeting and the ability of individuals to attend the meeting in person. These procedures are designed to ensure the safety and security of all attendees at the meeting.

If your shares are registered in your own name or you hold a valid legal proxy, and you plan to attend the annual meeting, you must send us an annual meeting advance registration request in the form of a signed cover letter containing the following information:

•	A request for an admission card, stating your name, complete mailing address and daytime telephone number;

•	If you are a legal proxy holder:

¡	the number of shares that are the subject of the legal proxy; and

¡	the name, address and daytime telephone number of the stockholder who gave the legal proxy to you.

If your American Water shares are held in street name, and you wish to attend the annual meeting, your annual meeting advance registration request must contain the information listed below:

•	A request for an admission card, stating your name, complete mailing address and daytime telephone number;

•	The number of shares that you own in street name;

•	The name, address and telephone number of the intermediary; and

•	Proof that you own American Water shares as of the record date, such as a letter from the intermediary or a photocopy of a current brokerage or other account statement showing your ownership of such shares on the record date, or, in the alternative, your continuous ownership of such shares before and after the record date.

See “Communications, Stockholder Proposals and Company Information—Contacting Us or Our Transfer Agent” for the mailing address for all annual meeting advance registration requests.

Directions to the location of the meeting may be found following Appendix A to this proxy statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

The Board is currently comprised of ten members, consisting of nine independent directors and Susan N. Story, our President and Chief Executive Officer. The Board held 13 meetings during 2015. During the period for which each director served as such, he or she attended at least 75 percent of the combined number of Board meetings and meetings of the Board committees on which he or she served. The Board has adopted an attendance policy, set forth in our Corporate Governance Guidelines, under which attendance, whether telephonically or in person, is expected at all regularly scheduled stockholder, Board and committee meetings. Each of our current directors attended the 2015 annual meeting of stockholders, except for Veronica M. Hagen, who was appointed to serve on the Board as of February 25, 2016, and Richard R. Grigg.

At each regularly scheduled meeting, the Board meets in executive session, without the presence of any members of management. George MacKenzie, our independent, non-executive Chairman of the Board, presides over these sessions.

Board Committees

The Board has the following four separately designated standing committees:

•	the Audit Committee;
•	the Compensation Committee;
•	the Nominating/Corporate Governance Committee, referred to as the “Nominating Committee”; and
•	the Finance and Risk Committee, formerly called the “Finance Committee.”

Each committee has a charter, which can be found on our Investor Relations website at http://ir.amwater.com, by selecting the “Corporate Governance” tab on that page, and then selecting the “Governance Documents” menu item. Each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion, and to approve the fees and expenses associated with such advisors.

Each of the Board committees sets time to meet in executive session without management personnel present. The Compensation Committee regularly meets separately with its independent compensation consultant. The Audit Committee meets regularly with the Company’s Vice President of Internal Audit, the Chief Ethics and Compliance Officer and representatives of the Company’s independent registered public accounting firm, separately in executive sessions. The membership and primary responsibilities of each of the standing Board committees are described below.

Committee	Members (1)	Primary Purpose and Functions	Number of Meetings Held During 2015
Audit Committee	Julie A. Dobson (Chair) (2) Martha Clark Goss (2) Richard R. Grigg (3) William J. Marrazzo (3)(4)

•    Represents and assists the Board in fulfilling its responsibility to oversee:

•    the adequacy and effectiveness of our system of internal controls

•    the quality and integrity of our financial statements

•    our compliance with legal and regulatory requirements

•    the independent auditor’s qualifications and independence

•    the performance of our internal audit function and that of our independent auditor

•    Has sole authority and responsibility to appoint, compensate, retain, terminate and oversee our independent auditor

•    Adopts, and oversees the enforcement of, our Code of Ethics

•    Discusses with the Chair of the Finance and Risk Committee and management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures

Five
Compensation Committee	Paul J. Evanson (Chair) Richard R. Grigg Veronica M. Hagen (5) Julia L. Johnson

•    Establishes and reviews our overall compensation philosophy

•    Reviews and recommends to the Board the compensation and performance of the chief executive officer, as well as goals and objectives relevant to his or her compensation

•    Approves, after receiving the recommendations of, and consulting with, the chief executive officer, the compensation of executive officers other than the chief executive officer

•    Reviews and makes recommendations to the Board regarding our equity compensation plans, and takes such actions as required by those plans or specifically delegated to the Compensation Committee

Seven

•    Reviews and approves performance-based cash compensation plans in which the chief executive officer and his or her direct reports participate, or which provide more than $100,000 in compensation to any other employee

•    Reviews periodically the operations of our executive compensation programs to determine whether they are properly coordinated and implemented and achieving their intended purpose

Committee	Members (1)	Primary Purpose and Functions	Number of Meetings Held During 2015

•    Reviews contracts and compensatory transactions with the chief executive officer, chief operating officer and chief financial officer, and, with respect to other current or former executive officers, approves such matters

•    Reviews and monitors employee retirement and other benefit plans, including health and welfare plans

•    Conducts a compensation-related risk assessment of our compensation policies and practices and makes appropriate recommendations to the Board

•    With input from the Board, oversees the process for executive succession planning, other than the chief executive officer

•    Reviews and recommends to the Board the form and amount of director and chairman compensation at least every two years

Nominating Committee	Julia L. Johnson (Chair) Julie A. Dobson Karl F. Kurz Veronica M. Hagen (5)

•    Establishes criteria for the selection of new Board candidates

•    Identifies qualified director nominees (including new candidates as well as existing directors) and recommends their election to the Board

•    Reviews the charter, compensation and performance of each Board committee and makes appropriate recommendations to the Board regarding changes to each committee’s membership

•    Oversees the annual evaluation of the Board and other committees and members of management

Six

•    Develops and recommends to the Board the corporate governance guidelines and any amendments, and annually assesses their adequacy

•    Considers questions of Board member independence

•    Reviews the adequacy of our charter and bylaws

•    Oversees our director education program

Finance and Risk Committee	Martha Clark Goss (Chair) Paul J. Evanson Karl F. Kurz William J. Marrazzo (4)

•    Monitors, reviews and evaluates:

•    our financial forecasts, financial condition and our anticipated financing requirements

•    our capital structure, including new issuances, purchases or redemptions of debt and equity securities

•    our capital expenditure plan and strategies

•    our dividend payment policy

•    the investment performance of the assets held under our employee benefit plans and related investment guidelines

Five

Committee	Members (1)	Primary Purpose and Functions	Number of Meetings Held During 2015

•    our cash management plans and strategies

•    our growth opportunities

•    Reviews with management the enterprise risk management program and periodically reviews the significant categories of risks, including risk concentrations and interrelationships and the likelihood of occurrence, as well as the potential impact and the mitigation of risks

•    Reviews and discusses reports regarding our major risk exposures identified by management

•    Oversees our insurance and risk management policies and programs and recommends to the Board actions with respect to our directors’ and officers’ insurance program

•    Approves issuances of debt by American Water and its subsidiaries and related guarantees and support obligations, within the limits established in the Board-approved financing plan

(1)	Each committee member is independent, as defined under the applicable NYSE listing standards and our categorical standards for director independence. For more information on our determination of director independence, see “Proposal 1—Election of Directors—Director Independence.” Mr. MacKenzie, as Chairman of the Board, participates on each of our standing committees in an ex officio, non-voting capacity.

(2)	This Audit Committee member is an “audit committee financial expert,” as defined under SEC regulations.

(3)	The Board has determined that this Audit Committee member is financially literate.

(4)	Mr. Marrazzo has declined to stand for re-election at the meeting.

(5)	Ms. Hagen was appointed to serve on the Board and this committee on February 25, 2016.

Board Review of Related Person Transactions

The Board has adopted the Related Person Transaction Policy for reviewing, approving and ratifying transactions involving related persons to ensure compliance with our Code of Ethics and applicable law. Subject to certain exceptions, this written policy covers transactions, relationships or arrangements, in which American Water or any subsidiary was or is to be a participant and a related person has or will have a direct or indirect material interest. For purposes of this policy, a “related person” is any person who at the time of the transaction, relationship or arrangement is:

•	a current employee or director (including subsidiary directors);
•	a director nominee;
•	a former officer or director who was an officer or director during the current or prior fiscal year;
•	any person who beneficially owns more than five percent of our common stock; and
•	a specified immediate family member, or any other person sharing the household, of any of the foregoing.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the Audit Committee, in the case of transactions involving corporate officers, directors or other employees in specified senior grade levels; and
•	our Ethics Committee, which is comprised of members of management, in the case of all other employees.

Alternatively, the disinterested members of the Board may approve any related person transaction. Further, as permitted by the policy, the Ethics Committee has delegated to our Chief Ethics and Compliance Officer the authority to review and approve related person transactions that are within its authority where the amount involved is less than $5,000. Transactions involving the compensation of executive officers are reviewed and, if appropriate, approved by the Compensation Committee (or a group of our independent directors performing a similar function) as specified in the Compensation Committee’s charter.

Before any related person transaction is approved, the following factors are to be considered:

•	the related person’s interest in the transaction;
•	the dollar value of the amount involved in the transaction;
•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction is to be undertaken in the ordinary course of business of American Water;
•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;
•	the purpose, and the potential benefits to American Water, of the transaction; and
•	any other information regarding the transaction or the related person that are material in light of the circumstances of the particular transaction.

Approval of a related person transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

Board Leadership Structure

For 2015 and currently, Ms. Story serves as our President and Chief Executive Officer and Mr. MacKenzie serves as our Chairman of the Board. Our Corporate Governance Guidelines provide that the Chairman of the Board is to be an independent director. We believe that the oversight function of a board of directors is enhanced when an independent director, serving as chairman of the board, is in a position to set the agenda for, and preside over, meetings of the board of directors. We also believe that our leadership structure enhances the active participation of our independent directors.

The Chairman of the Board is responsible for:

•	setting the agenda for meetings of the Board, and presiding over meetings at which the Chairman of the Board is present;
•	coordinating the work of the Board committees;
•	overseeing the distribution of materials by our Secretary to the members of the Board;
•	serving as the independent director primarily responsible for consultations and communications with stockholders; and
•	performing such other duties as the Board may, from time to time, require to assist the Board in the fulfillment of its duties.

If the Chairman of the Board ceases to be an independent director, the Board shall select another Chairman of the Board from among the members of the Board who are determined by the Board at that time to be independent directors. The Chairman of the Board may be removed from that position at any time by a majority of the members of the Board.

Board Role in Risk Oversight

One of the responsibilities of the Board is the oversight of our risk management activities, which is discharged by the Board as well as through the Finance and Risk Committee, the Audit Committee and the Compensation Committee. In discharging this responsibility, the Board and these committees, with the assistance of management, monitor and evaluate the major enterprise risks and oversee and monitor the design and implementation of guidelines and programs to manage these risks.

Our management has overall responsibility for conducting risk assessments and risk management strategy and programs. The Company has an Enterprise Risk Management Committee, the members of which consist of executives and business unit employees of the Company, to manage and oversee day-to-day risk management responsibilities. The Enterprise Risk Management Committee meets at least six times a year. The Enterprise Risk Management Committee’s areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, health, safety and environmental, political and reputational risks.

Audit Committee Role

The Audit Committee is responsible for assisting the Board in overseeing the Company’s accounting and disclosure controls, the design and performance of the internal audit, and ethics and compliance functions. The Audit Committee also has direct authority over the Company’s independent registered public accounting firm. The Audit Committee also discusses with the Chair of our Finance and Risk Committee and management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures. The Finance and Risk Committee reports to the Audit Committee at least annually regarding Finance and Risk Committee activities relating to enterprise risk management. In this regard, the Chairman of the Finance and Risk Committee meets annually with management and the Audit Committee.

Compensation Committee Role

The Compensation Committee assesses potential risks related to our compensation policies and practices. Management conducts an annual risk assessment of our executive compensation, with a particular focus on incentive compensation. This risk assessment is reviewed with both our internal audit function as well as the Enterprise Risk Management Committee. In February 2016, the results of this risk assessment, which included our 2015 short-term and long-term incentive-based executive compensation, were reviewed with the Compensation Committee. This assessment sought to identify features of our compensation policies and practices that could encourage excessive risk-taking.

The risk assessment focused on our executive incentive compensation, as less than 30 percent of our employees participated in any form of variable compensation and greater than 62 percent of employees who participated in a variable pay compensation element had a target award that was less than 15 percent of base pay. Management did not identify any new or additional compensation-related risks as compared to the prior year. The risk assessment conducted by management found that the Company’s existing short-term and long-term compensation is coupled with compensation design elements and other controls that discourage decision making focused solely on compensatory consequences. These design elements and controls include, among other things:

•	base salaries that are a sufficient component of total compensation to discourage excessive short-term risk taking;

•	cash incentive awards with a maximum payout that is limited to 200 percent of target;

•	the ability of the Compensation Committee to exercise discretion in determining the amount of cash incentive compensation awarded;

•	the use of long-term incentive awards that mitigate against the taking of short-term risks;

•	the implementation of annual independent audits of our cash incentive compensation program conducted by our Internal Audit function;

•	Company-wide and individual performance targets which are dispersed among a variety of financial and non-financial metrics, as well as among short-term and long-term goals;

•	policies and procedures implemented to provide for meaningful checks and balances regarding significant business decisions that may have a compensatory benefit, including the use of a robust vetting process for new business development opportunities and limiting the delegated authority of executives to approve transactions;

•	a compensation recovery policy that would require repayment of incentive compensation in the event of a material restatement of our financial statements under specific circumstances;

•	the use of overlapping vesting and performance periods through annual performance award grants;

•	the use of stock options for only 20 percent of the long-term incentive program, thereby discouraging behavior focused on short-term increases in stock prices; and

•	stock ownership guidelines and retention requirements that are applicable to executives and employees of the Company at a specified minimum salary grade (generally vice president) level.

On the basis of its review of the Company’s executive compensation programs, management concluded, and advised the Compensation Committee, that the risks of these compensation programs are mitigated and are not reasonably likely to have a material adverse effect on American Water.

Finance and Risk Committee Role

The Finance and Risk Committee has authority and responsibility for the oversight and review of the Company’s enterprise risk management process, including risk assessments and risk management strategy and programs. In performing these responsibilities, the Finance and Risk Committee reviews with management quarterly the significant categories of financial and operational risk exposures, including any risk concentrations and risk interrelationships, the magnitude and the likelihood of occurrence of risk, and management’s activities to monitor and mitigate these exposures. The Finance and Risk Committee also oversees our insurance risk management policies and programs.

Board Role in Succession Planning

The Corporate Governance Guidelines provide that a primary responsibility of the Board is planning for the succession of our chief executive officer and other executive officers. The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. The Corporate Governance Guidelines contemplate a collaborative effort between the Board (and certain of its committees) and the chief executive officer; however, the Board retains full responsibility for the selection of the chief executive officer.

Specifically, the Corporate Governance Guidelines provide that the chief executive officer annually submits to the Board for its review a succession plan for the chief executive officer and other executive officers. The succession plan includes a determination of key competencies and desired experiences for the particular role, an identification and assessment of internal candidates, development plans for internal candidates and, as appropriate, identification of external candidates. The criteria used to assess potential chief executive officer candidates are formulated by the Board based on the Company’s business strategies, and include experience, strategic and leadership qualities. The chief executive officer must also submit to the Board annually an emergency succession plan to prepare for any unforeseen event that may prevent the chief executive officer from continuing to serve. The Board is permitted to review executive development and succession planning more frequently as it deems appropriate. As a practical matter, consideration of management succession planning occurs throughout the year and involves regular interaction between and among the Board, the President and Chief Executive Officer, the Senior Vice President, Human Resources, and other members of management.

In July 2015, the Board approved changes to the Corporate Governance Guidelines and the charters of the Nominating Committee and the Compensation Committee to clarify the roles of those committees in executive succession planning. In this regard, the Board has, in a manner consistent with the foregoing principles, delegated the day-to-day responsibility for the process of providing a slate of succession candidates for consideration by the Board to the Nominating Committee, with respect to chief executive officer candidates. The Board also has delegated authority to the Compensation Committee to collaborate with the chief executive officer as to the process for succession planning and development with respect to other senior executive officers.

Stockholder Outreach

During and after the 2015 proxy season, we contacted a number of our stockholders that, in the aggregate, owned greater than 30 percent of our common stock, and certain proxy advisory firms, to better understand issues regarding the Company that were most important to them. We used these outreach sessions to discuss topics of interest, solicit investor viewpoints, convey the Company’s views on those topics and gain a better understanding of areas of mutual agreement. Through this outreach, we received overall positive feedback regarding our corporate governance framework and our pay-for-performance philosophy. We also engaged in a constructive dialogue regarding additional enhancements we could make to our proxy statement disclosures generally. Finally, we received appreciation for our willingness to seek the views of the Company’s significant stockholders and such proxy advisory firms, and more importantly, the desire to establish an ongoing dialogue. The input and insight gleaned from our 2015 stockholder outreach program was shared with management and our Board.

We have also responded to appropriate requests from stockholders for greater interaction with Board members. In this regard, on December 15, 2015, Mr. MacKenzie attended our Investor Day conference in New York City, giving him the opportunity to interact with our stockholders and securities analysts in attendance. Additionally, on May 15, 2015, we held a breakfast for our stockholders prior to our 2015 annual meeting of stockholders, which was also attended by Board members and members of management.

We intend to continue in 2016 and for the foreseeable future to engage regularly with stockholders and proxy advisory firms through similar outreach programs. In this regard, we will continue to solicit their input and to give careful consideration to the feedback we receive from our stockholders and proxy advisory firms.

Governance Policies and Procedures

We have adopted a Code of Ethics applicable to our directors, officers and employees. Among other things, the Code of Ethics is designed to:

•	deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and
•	promote compliance with applicable governmental laws, rules and regulations.

The Code of Ethics provides for the prompt internal reporting of violations to an appropriate person identified in the Code of Ethics and contains provisions regarding accountability for adherence to the Code of Ethics. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investor Relations page of our website.

Our Corporate Governance Guidelines provide for principles by which the Board will organize and execute its responsibilities in accordance with our Restated Certificate of Incorporation, our Amended and Restated Bylaws, the listing standards of the NYSE, and applicable laws. Additionally, the Board has adopted charters for the Audit Committee, the Compensation Committee, the Nominating Committee and the Finance and Risk Committee.

Current copies of all of the foregoing documents are available on our Investor Relations website at http://ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Stockholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 79 of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Explanation of the Proposal

In accordance with our Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is fixed from time to time by the Board. The number of directors is currently fixed at 10, and there are currently 10 members of the Board; however, only nine persons have been named as director nominees for election at the 2016 annual meeting of stockholders. One of our current directors has declined to stand for re-election. After the election of all of the nine director nominees named in this proxy statement, the Board intends to reset the number of directors to nine. Proxies may not be voted for more than these nine nominees.

On the recommendation of the Nominating Committee, the Board has nominated for election at the meeting the following persons: Julie A. Dobson, Paul J. Evanson, Martha Clark Goss, Richard R. Grigg, Veronica M. Hagen, Julia L. Johnson, Karl F. Kurz, George MacKenzie and Susan N. Story. Each of these nominees is currently a member of the Board. It is intended that each nominee would hold office until the date of the 2017 annual meeting of stockholders, until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each director nominee identified in this proxy statement has confirmed that he or she is willing and able to serve as a director, if elected. Should any of the nominees, prior to the meeting, become unavailable to serve as a director for any reason, the Board may either reduce the number of directors to be elected or select another nominee recommended by the Nominating Committee. If another nominee is selected, all proxies will be voted for the substitute nominee.

In accordance with our Amended and Restated Bylaws and our Corporate Governance Guidelines, prior to this meeting, each incumbent director nominee will submit a contingent resignation in writing to the Chairman of the Board or the Secretary of American Water. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting, assuming a quorum is present and the Board accepts the resignation. In an uncontested election of directors, if any incumbent director nominated for re-election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the Nominating Committee will make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose, by a press release, a filing with the SEC or other broadly disseminated means of communication, its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

With respect to a tendered resignation, the Nominating Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the 2017 annual meeting of stockholders and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Director Nominees

Julie A. Dobson, 59, Director since June 2009

Ms. Dobson served as the chair of our Audit Committee since 2014. She is also a member of our Nominating Committee. She most recently served as Chief Operating Officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless in 2002. Prior to her tenure at TeleCorp PCS, Ms. Dobson served in a variety of leadership positions during an almost 20 year career with what has become Verizon Communications, Inc., including President of the New York Region of Bell Atlantic Mobile, vice president of Bell Atlantic Enterprises Corporation, and President and Chief Executive Officer of Bell Atlantic Business Systems International. Ms. Dobson has served on the board of directors of Safeguard Scientifics, Inc. since 2003, where she chairs the compensation committee and serves on the nominating and governance committee. From September 2011 to October 2015, she served on the board of directors of RS Legacy Corporation (formerly RadioShack Corporation), where she chaired the management development and compensation committee, and from September 2002 to May 2014, she served on the board of directors of PNM Resources, Inc., most recently as lead independent director. Ms. Dobson earned her Bachelor of Science degree from the College of William and Mary and an MBA from the University of Pittsburgh.

Ms. Dobson’s executive experience with both regulated and unregulated subsidiaries of a major telecommunications company provides her with a substantive understanding of a variety of issues confronting our business, which includes both regulated and unregulated operations. Specifically, her experience includes management over several initiatives to expand deregulated lines of business, which enables her to assess similar expansion efforts relating to our market-based businesses. Her involvement in strategic planning and mergers and acquisitions at Bell Atlantic also enables her to provide insights with respect to our acquisition strategy.

Paul J. Evanson, 74, Director since March 2013

Mr. Evanson serves as Chair of the Compensation Committee and also serves as a member of the Finance and Risk Committee. Mr. Evanson served as Chairman, Chief Executive Officer and President of Allegheny Energy, Inc., a company engaged in the operation of three electric public utility companies and in merchant power generation operations, from 2003 until the company’s merger with FirstEnergy Corp. in February 2011. Following the merger, he served as Executive Vice Chair of FirstEnergy until his retirement in May 2011. Mr. Evanson previously served as President of Florida Power & Light Company, and President of Lynch Corporation. He also held leadership positions with Moore McCormack Resources and Arthur Anderson & Co. He served as Chairman of the Board of the Florida Reliability Coordinating Council, a non-profit company whose purpose is to ensure and enhance the reliability and adequacy of bulk electricity in Florida. In addition, he served on the board of directors of Edison Electric Institute, an association of shareholder-owned electric companies, and North American Electricity Reliability Council, a group that was formed in 1968 by electric companies to promote the reliability and adequacy of power supplies. Mr. Evanson received a Bachelor of Business Administration degree from St. John’s University, a Juris Doctor degree from Columbia Law School, and Master of Laws degree from New York University School of Law. He also received a Doctor of Commercial Science degree (honorary) from St. John’s University, where he sits on the board of trustees. Mr. Evanson also sits on the board of trustees of the Westmoreland Museum of American Art.

Mr. Evanson’s extensive executive experience in the electric industry, including his leadership of a company with both significant regulated and unregulated operations, enables him to provide important insights regarding various aspects of our business, which includes both regulated and unregulated operations. In addition, his success in addressing difficult financial conditions upon assuming leadership at Allegheny Energy underscores his ability to provide valuable perspectives with respect to strategic planning, finance and risk management matters.

Martha Clark Goss, 66, Director since October 2003

Ms. Goss currently serves as the Chair of the Finance and Risk Committee and as a member of the Audit Committee. She served as Chair of the Audit Committee from February 2006 until April 2014. Ms. Goss has served on the board of trustees of the Neuberger Berman Mutual Funds since 2007, where she served as vice chair of the audit committee from 2010 until 2014 and has served as the chair of the governance and nominating committee since 2014. Ms. Goss served as Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, from 2003 until 2014. Previously, Ms. Goss served as Chief Financial Officer of The Capital Markets Company from 1999 until 2001, the Chief Financial Officer of Booz-Allen & Hamilton, Inc. from 1995 to 1999 and in various senior executive positions at Prudential Insurance Company from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for its portfolio of assets in electric and gas utilities and alternative energy projects, and Treasurer of Prudential. She began her career at The Chase Manhattan Bank. Ms. Goss received a Bachelor of Arts degree from Brown University and an MBA degree from The Harvard Business School. She served as a Trustee and Treasurer of Brown University from 1987 to 1998 and remains a Trustee Emerita, and she is currently a member of the Board of the Museum for American Finance. She is a member and Past President, director and audit committee chair of the Financial Women’s Association of New York and is a member of The Committee of 200, a women’s professional organization.

Ms. Goss’ extensive financial, investment, and governance experience provides valuable insights to both the Audit Committee and the Board. In addition, her experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables her to share with the Board her considerable knowledge regarding public utilities.

Richard R. Grigg, 67, Director since August 2008

Mr. Grigg serves as a member of our Audit Committee and our Compensation Committee. Mr. Grigg most recently served as Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group, a diversified energy company headquartered in Akron, Ohio, until his retirement in April 2010. The business unit he led included FirstEnergy’s Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as Executive Vice President and Chief Operating Officer. Prior to joining FirstEnergy, Mr. Grigg had a 34-year career at Wisconsin Energy Corporation, a public holding company, which we refer to as WEC, retiring as President and Chief Executive Officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was President and Chief Operating Officer. Mr. Grigg also served as a director of WEC from 1995 to 2003. Mr. Grigg is currently on the Board of Trustees of the Akron Children’s Hospital and he also serves on the board of directors of Tangent Energy Solutions, Inc., which provides commercial and industrial customers with technology solutions in the energy market. Mr. Grigg is a former member of the board of directors of the Northeast Ohio Council on Higher Education, where he served as an associate member of The President’s Council, Cleveland, Ohio. Mr. Grigg was President and served on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers. Mr. Grigg held professional engineer licenses in Ohio and Wisconsin.

Mr. Grigg’s long career as a public utility executive, including experience as a senior executive at two large public utilities, and his engineering and technical expertise, enables him to provide valuable insights to the Board on regulated utility financial structures and regulatory considerations in several states, including Pennsylvania and New Jersey, where we have significant regulated operations.

Veronica M. Hagen, 70, Director since February 2016

Ms. Hagen is a member of the Compensation Committee and the Nominating Committee. From April 2007 through August 2013, Ms. Hagen was the Chief Executive Officer of Polymer Group, Inc. (now known as AVINTIV Specialty Materials Inc.), a global manufacturer of specialty materials. From 2004 to 2007, Ms. Hagen was the President and Chief Executive Officer of Sappi Fine Paper North America, a division of a South African-based pulp and paper company. From 1998 to 2004, Ms. Hagen served in various executive positions with Alcoa, Inc., including as Vice President and Chief Customer Officer and President, Alcoa Engineered Products.

Ms. Hagen served on the board of directors of Polymer Group, Inc. and as the chair of its Nominating and Corporate Governance Committee from August 2013 until October 2015. She also has served on the board of Southern Company since 2008 and as its Lead Director since 2014, and also serves on its Compensation and Management Succession Committee and its Nuclear/Operations Committee. Since 2005, she also has served on the board of directors of Newmont Mining Corporation, a gold producer, and currently serves as chair of its Leadership Development and Compensation Committee and its Corporate Governance and Nominating Committee.

Ms. Hagen’s 35 years of executive experience in global operational management and commercial business leadership, including serving as the chief executive officer of two successful public companies, coupled with her extensive experience and past service as a public company board member, enable her to add significant leadership and value to us in the areas of employee engagement, customer service, strategic planning and business growth.

Julia L. Johnson, 53, Director since August 2008

Ms. Johnson is the Chair of our Nominating Committee and also serves on our Compensation Committee. Ms. Johnson is president of NetCommunications, LLC, a strategy consulting firm specializing in the communications, energy and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson has served on the board of directors of FirstEnergy Corp. since 2011, and the board of directors of Allegheny Energy, Inc. from 2003 until its merger with FirstEnergy Corp. In addition, Ms. Johnson also serves on the board of directors of MasTec, Inc., a provider of telecommunications and energy infrastructure construction, and Northwestern Corporation, a provider of electricity and natural gas.

Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, coupled with her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide a valuable perspective on regulatory and public policy matters affecting our operations.

Karl F. Kurz, 54, Director since February 2015

Mr. Kurz is a member of our Nominating Committee and our Finance and Risk Committee. Mr. Kurz is currently a private investor in the energy industry. From September 2009 to September 2012, Mr. Kurz served as managing director, co-head of energy, and a member of the investment committee for CCMP Capital Advisors LLC, a leading global private equity firm. Prior to joining CCMP, Mr. Kurz spent nine years with Anadarko Petroleum Corporation, most recently serving as Chief Operating Officer responsible for overseeing the company’s global exploration, production, marketing, midstream and technology businesses. Prior to joining Anadarko, Mr. Kurz was general manager of midstream and marketing for Vastar Resources, Inc. where he managed the company’s marketing of oil, natural gas liquids, gas and gas processing. Prior to joining Vastar in 1995, Mr. Kurz held various management positions at ARCO Oil and Gas Company in reservoir engineering, production operations, and financial trading. Mr. Kurz also serves as a director of Semgroup Corporation, a public energy midstream company, since 2009 and of WPX Energy, Inc., a public independent oil and gas company, since January 2014. Mr. Kurz also serves as the Chairman of Siluria Technologies Inc., a private energy technology company, where he has been director since 2013. Mr. Kurz holds a Bachelor of Science degree in Petroleum Engineering from Texas A&M University, graduating magna cum laude. He is also a graduate of Harvard Business School’s Advanced Management Program.

Mr. Kurz’s long history of working in the oil and gas industry is invaluable as we continue our strategic growth in providing water services to customers in the natural gas exploration and production industry, and in pursuing the potential opportunities in the national water-energy nexus discussion, smart water grid development, and water supply solutions. His experience in finance and capital markets brings additional insights to us and the Board.

George MacKenzie, 67, Director since August 2003

Mr. MacKenzie has served as our Chairman of the Board since May 2006. In addition to his role with American Water, Mr. MacKenzie has served on the board of directors of Safeguard Scientifics, Inc. since February 2003, where he is a member of the audit committee and nominating and corporate governance committee, and of Tractor Supply Company since May 2007, where he also is a member of the audit committee and compensation committee. He previously served on the board of directors of C&D Technologies, Inc. from March 1999 until December 2010, Central Vermont Public Service Corp. from May 2001 to May 2006 and traffic.com from December 2005 to March 2007. He also serves on the board of directors of Weston Solutions, Inc., an environmental services company, and the Board of Trustees of the Medical Center of Delaware. Mr. MacKenzie previously served as Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated, a global manufacturer of chemical specialties, where he was employed from 1979 to 2001. During his 22-year career with Hercules, he served in a variety of senior management roles including President of the Chemical Specialty Division. From September 2001 to June 2002, Mr. MacKenzie was Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer.

Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance. Moreover, his lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations. His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

Susan N. Story, 56, Director since May 2014

Ms. Story has been our President and Chief Executive Officer since May 2014 and joined American Water as our Senior Vice President and Chief Financial Officer in April 2013. Prior to joining American Water, she was employed for over 30 years by Southern Company, which owns and operates electric utilities in four states, and also is engaged in regulated electric wholesale generation and telecommunications, including both wireless and fiber optic communications, in multiple states across the country. Ms. Story was an executive officer of Southern Company from 2003 until she joined the Company. From January 2011 until she joined the Company, she served as the President and Chief Executive Officer of Southern Company Services, which provides shared services for all of Southern Company’s subsidiaries, including information technology and cyber security efforts, human resources, procurement and supply chain management, marketing services, customer research and system transportation functions. From 2003 to December 2010, she was the President and

Chief Executive Officer of Gulf Power Company, an electric utility serving the northwestern portion of Florida. She currently serves as Lead Independent Director of Raymond James Financial, Inc., a diversified financial services company, and as a director of the Bipartisan Policy Center (the “BPC”) and the Alliance to Save Energy. She also co-chairs the BPC’s National Infrastructure Project, addressing public-private initiatives to replace the country’s aging infrastructure in various sectors. In addition, Ms. Story is a member of the Moffitt Cancer Center Board of Advisors in Tampa, Florida.

Ms. Story’s intimate knowledge regarding our business, by virtue of her service as our President and Chief Executive Officer, and previously as our Senior Vice President and Chief Financial Officer, enables her to provide valuable insights regarding our operations, as well as finance, administration and personnel matters. In addition, her long career at Southern Company, including her leadership role at Gulf Power Company, enables her to provide important insights on regulated utility operations, and her leadership experience at Southern Company Services enables her to provide meaningful insights on a variety of key areas pertaining to our operations, including information technology and human resources.

Director Independence

The NYSE’s listing standards require that:

•	a majority of our directors and all of the members of the Nominating Committee satisfy the NYSE’s independence standards applicable to all directors;
•	all of the members of the Audit Committee satisfy the NYSE’s independence standards applicable to Audit Committee members; and
•	all of the members of the Compensation Committee satisfy the NYSE’s independence standards applicable to Compensation Committee members.

Applying these standards, the Board has determined that nine of our 10 current directors, consisting of Mmes. Dobson, Goss, Hagen and Johnson, and Messrs. Evanson, Grigg, Kurz, MacKenzie and Marrazzo, qualify as independent. The Board has also determined that each of Mmes. Dobson and Goss, and each of Messrs. Grigg and Marrazzo, satisfies the NYSE’s independence standards for Audit Committee members, and that each of Mmes. Hagen and Johnson, and each of Messrs. Evanson and Grigg, satisfies the NYSE’s independence standards for Compensation Committee members.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by the NYSE listing standards. Furthermore, the Board also must determine that the director does not otherwise have any direct or indirect material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board considers all relevant facts and circumstances when assessing the materiality of a director’s relationship with the Company, not only from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation. Material relationships can include, for example, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. To assist the Board in considering these relationships, the Board has adopted categorical standards of material director relationships. Under these standards, which are based in part on the disqualifying relationships enumerated by the NYSE’s listing standards, a director is not “independent” if the director has any of the material relationships specified in the table below.

American Water Board of Directors

Categorical Standards for Director Material Relationships

Type of Relationship (1)	Description of Relationship (1)(2)
Employee or executive officer of American Water

The director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. However, employment as an interim chief executive officer or other officer will not disqualify a director from being considered independent following that employment.

Relationships with internal or external auditor

Any of the following relationships exist:

•      the director is a current partner or employee of American Water’s internal or external auditor

•      the director has an immediate family member who is a current partner of the internal or external auditor

•      the director has an immediate family member who (a) is a current employee of the external auditor and (b) personally works on the Company’s audit

•      the director or an immediate family member of the director was, within the last three years, (a) a partner or employee of the internal or external auditor and (b) personally worked on the Company’s audit within that time

Compensation Committee interlocks

The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

Receipt of direct compensation from American Water

The director or an immediate family member of the director received, during any 12 month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this standard.

Compensation received by an immediate family member for service as an employee of us (other than as an executive officer) need not be considered in determining independence under this standard.

Receipt of indirect compensation from American Water

The director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, us in any of the other company’s last three fiscal years, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.

Charitable contributions by American Water

The director is a current executive officer of a charitable organization to which American Water has made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

(1)	The term “executive officer” is defined to mean the following officers of American Water: President; Chief Financial Officer; Controller; any Vice President in charge of a principal business unit, division or function; any other officer who performs similar policy-making functions for American Water; or any other person who performs similar policy-making functions for American Water. An officer of a subsidiary of American Water would be deemed to be an “executive officer” for purposes of this standard if he or she performs such policy-making functions for American Water. A list of American Water’s executive officers as defined above as of February 24, 2016 has been provided in the 2015 Annual Report.
(2)	A person’s immediate family includes a person’s spouse, parents, children, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Moreover, the NYSE’s Listing Standards and the rules of the SEC impose additional independence requirements on directors who serve on the Audit Committee. An Audit Committee member may not be considered independent if the director has accepted directly or indirectly any consulting, advisory, or other compensatory fee from American Water or any subsidiary (other than fees for service as a director), provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service (provided that such compensation is not contingent in any way on continued service). The term “indirect acceptance” by a member of the Audit Committee of any consulting, advisory, or other compensatory fee includes acceptance of such fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an executive officer or an officer occupying a comparable position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to American Water or any subsidiary. Also, a director who is an “affiliated person” of American Water or any subsidiary (other than in his or her capacity as a member of the Board or a Board committee) as defined by the SEC may not be considered independent for purposes of Audit Committee membership. For purposes of this test only, a director who beneficially owns more than 10 percent of American Water’s common stock will be considered to be an “affiliated person.”

Further, in determining the independence of members of the Compensation Committee, in addition to the requirements described above, the NYSE’s standards require the Board to consider all factors in determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member. These factors include, but are not limited to:

•	the source of a director’s compensation, including any consulting, advisory or other compensatory fee paid by us to the director; and
•	whether the director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries.

Director Criteria, Qualifications, Experience and Diversity

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Nominating Committee views diversity in a broad sense, including on the basis of skills, experience, age, race, gender and ethnicity. The Board believes in balancing the value that longevity of director service can bring to our company with the value of new ideas and insights that can come through new members. In addition, our Corporate Governance Guidelines provide that directors must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

Our Corporate Governance Guidelines also state that the Board members should strive to have members with knowledge, experience and skills in the following core competencies:

•	accounting and finance
•	business judgment
•	management
•	crisis response
•	industry knowledge
•	utility regulation
•	leadership
•	strategy/vision

In this regard, in evaluating a candidate’s experience and skills, the Nominating Committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, customer service, utility and environmental regulation and public policy issues. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

In addition, the Board is committed to being comprised of directors that add tangible value to American Water with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within, and operation of, the Board and with management. Annually, the Nominating Committee reviews the profile, engagement and performance of each director to determine whether he or she should be renominated for Board service. The Nominating Committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experiences would benefit us and our stockholders.

The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and other members of the Board. The Nominating Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating Committee engages a third party, that committee would approve the fee that American Water pays for these services.

When evaluating the recommendations of the Nominating Committee, the Board should take into account all factors it considers appropriate, which may include:

•	whether the candidate is committed to the highest ethical standards;
•	whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the communities and geographies in which the Company operates;

•	whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;
•	whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;
•	whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Director Compensation

During 2015, our non-employee directors received annual cash retainer fees, payable in quarterly installments, for their services as described below:

Chairman of the Board	$130,000
Audit Committee and Compensation Committee Chairs	$95,000
Nominating Committee and Finance and Risk Committee Chairs	$85,000
Other non-employee directors	$75,000

We do not pay our directors a separate fee for attendance at Board or committee meetings, except that:

•	historically, members of the Demand Review Committee received a $15,000 special payment for serving on that committee; and

•	commencing July 2015, Mr. Kurz receives a $15,000 annual fee for his service on the board of directors of Water Solutions Holdings, LLC, in which American Water owns a 95 percent equity interest and which provides water services to customers in the natural gas exploration and production industry.

In addition, for 2015, each non-employee director, other than Mr. Kurz (who joined the Board in February 2015), and the Chairman of the Board received annual equity compensation of $95,000 and $150,000, respectively, paid in the form of stock units under our 2007 Omnibus Equity Compensation Plan, or the 2007 Plan. Mr. Kurz received a pro-rated portion of the 2015 non-employee director equity award. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, which is typically the date the director is elected to the Board. The stock units vest on the date of grant and the shares underlying the stock units are distributed to the directors approximately 15 months after the date of grant (or approximately six months with respect to Mr. Kurz’s stock units), subject to earlier vesting in the event of a change in control or the termination of the director’s service on the Board, or in accordance with the director’s irrevocable election to defer distribution of all of his or her shares of common stock to a later time. To the extent that a dividend is paid on our common stock prior to the time that shares of common stock may be distributed, the value of the dividend that would have been paid if the stock units had been outstanding shares of common stock are credited to an account for the director. Such dividend equivalents are payable to the director in a lump sum, in cash and without interest, and are paid when shares of common stock are distributed to the director.

The non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings.

Director Compensation Table

The following table provides information regarding compensation paid in 2015 to each person who served as a non-employee director during that year. The table does not include amounts paid for reimbursement of travel expenses related to attending Board and committee meetings, and does not include compensation paid to Ms. Story. See “Executive Compensation” for information relating to Ms. Story’s compensation.

Name	Fees Earned or Paid in Cash ($)		Stock Unit Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Julie A. Dobson	$95,000		$95,024		$—	$190,024
Paul J. Evanson	$85,000		$95,024		$3,527	$183,551
Martha Clark Goss	$80,000		$95,024		$3,527	$178,551
Richard R. Grigg	$80,000		$95,024		$3,527	$178,551
Julia L. Johnson	$85,000	(3)	$95,024		$—	$180,024
Karl F. Kurz	$72,500	(4)	$114,720	(5)	$360	$187,581
George MacKenzie	$130,000		$150,041		$5,810	$285,851
William J. Marrazzo	$85,000	(3)	$95,024		$—	$180,024

(1)	The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 8—Stockholders’ Equity in the Notes to Consolidated Financial Statements included in American Water’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) for the assumptions used in determining grant date fair value.

(2)	Represents dividend equivalents paid in cash in 2015 with respect to stock unit awards.

(3)	Ms. Johnson and Mr. Marrazzo elected to defer this cash compensation under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(4)	Includes the pro-rated portion of the 2015 fee for service on the board of directors of Water Solutions Holdings, LLC.

(5)	Includes a pro-rated stock unit grant awarded to Mr. Kurz on February 18, 2015, which vested in August 2015.

The following table shows the aggregate number of stock units held by each person who served as a non-employee director as of December 31, 2015:

Name	Stock Units (#)
Ms. Dobson	6,016
Mr. Evanson	1,798
Ms. Goss	1,798
Mr. Grigg	1,798
Ms. Johnson	11,154
Mr. Kurz	1,798
Mr. MacKenzie	2,839
Mr. Marrazzo	6,330

We did not grant stock options to non-employee directors in 2015 and none of the non-employee directors held any stock options as of December 31, 2015.

Director Stock Ownership Requirements

We have a stock ownership policy for directors under which each director is required to hold shares equaling five times the director’s annual cash retainer by the fifth anniversary of the commencement of service as a director.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the nine director nominees as named in this proxy statement.

PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The disclosures related to compensation of our named executive officers consist of the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, and the other required compensation tables and narrative disclosures in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 annual meeting of stockholders, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance, consistent with sound governance principles. We believe that our compensation philosophy and programs contribute to our overall objective of being a trusted steward of the environment, meeting or exceeding our customers’ expectations regarding water and wastewater service and value, and promoting the safety and well-being of our employees, while simultaneously being the trusted stewards of our investors’ capital by creating stockholder value.

Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution:

RESOLVED, that the stockholders of American Water Works Company, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in the Company’s proxy statement for the 2016 annual meeting of stockholders.

While the vote is not binding on us, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Respectfully submitted,

Paul J. Evanson (Chair)

Richard R. Grigg

Veronica M. Hagen*

Julia L. Johnson

*	Ms. Hagen became a member of the Compensation Committee on February 25, 2016 and did not participate in the Compensation Committee’s prior determinations.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we address our compensation philosophy and programs, the decisions of our compensation committee with respect to these programs and the reasons for those decisions, principally with respect to our named executive officers or “NEOs,” who are:

•	Susan N. Story, President and Chief Executive Officer

•	Linda G. Sullivan, Executive Vice President and Chief Financial Officer

•	Walter J. Lynch, Executive Vice President and Chief Operating Officer

•	Michael A. Sgro, Executive Vice President, General Counsel and Secretary

•	Loyd A. Warnock, Senior Vice President of External Affairs, Communications and Public Policy

•	John Bigelow, who served as our Senior Vice President, Business Services until his retirement on May 14, 2015

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to reward our named executive officers for delivering results and building long term sustainable value for our stockholders. We believe our program’s performance measures align the interests of our stockholders and the NEOs by correlating pay to our short- and long-term performance.

Our focus on pay for performance is demonstrated by the way we have structured our three key elements of compensation designed to implement our compensation objectives: base salaries, Annual Incentive Plan (AIP) and Long Term Incentive Plan (LTIP). Particularly for our NEOs, the allocation among these elements of compensation is designed to provide a significant level of variability and compensation risk tied to performance. The following graphic represents the percentage of total compensation for each of these elements (assuming annual and long-term incentive awards are paid at target levels) for our CEO and the average percentage of total compensation for each of these elements for the other NEOs as a group in 2015:

In addition, we provide employee retirement and health and welfare benefit plans, as well as an executive severance policy. We designed the plans and policy to provide competitive supplemental benefits, as described below under “Ongoing and Post-Employment Arrangements and Benefit Plans.”

Operating Performance

Our 2015 performance demonstrates continued execution of our strategic goals. By focusing on delivering outstanding customer service, effectively managing costs, investing capital where needed, maintaining constructive regulatory relationships and growing strategically, we continue to create value for our stockholders. Operating highlights for 2015 include the following:

•	Total shareholder return (market price plus dividends) increased 14.9 percent over 2014 compared to a decrease of 4.6 percent for the Dow Jones U.S. Utilities Total Return Index.

•	Adjusted income from continuing operations, excluding the charge related to the Freedom Industries chemical spill in West Virginia in 2014, increased by 8.8 percent over 2014. Adjusted net income from continuing operations is a non-GAAP measure, and a reconciliation of this measure to the most comparable measure under U.S. generally accepted accounting principles, or GAAP, has been provided in Appendix A.

•	Our regulated businesses showed continued improvement in their operation and maintenance, or O&M, efficiency ratio, which is a non-GAAP measure. For the year ended December 31, 2015, the O&M efficiency ratio was 35.9 percent, compared to 36.7 percent for 2014. A reconciliation of this measure to the most comparable GAAP measure has been provided in Appendix A.

•	Our regulated businesses completed 16 regulated acquisitions in 2015, adding nearly 24,000 additional new customers, and we added over 9,000 customers in existing service areas through organic growth.

•	In our market-based businesses, our Military Services group won a competitively bid contract for the water and wastewater systems at Vandenberg Air Force Base, our Homeowner Services group also continued to grow, with a total of approximately 1.6 million contracts and approximately 780,000 customers enrolled in its service and warranty programs during 2015. Also, we completed the acquisition of a 95 percent equity interest in the holding company for Keystone Clearwater Solutions, LLC, a water management solution company.

Return to Stockholders

We have returned significant value to our stockholders over the past five years. The following chart shows how a $100 investment in our common stock on December 31, 2010 would have grown to $270.67 on December 31, 2015, assuming dividend reinvestment. As shown in the chart, this return compares favorably to the return that would have been obtained through the same investment in the Standard & Poor’s 500 Index and the Dow Jones U.S. Utilities Total Return Index, assuming dividend reinvestment, during the same period:

	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015
American Water Works Company, Inc.	100.00	130.04	156.83	182.10	235.67	270.67
S&P 500	100.00	102.11	118.44	156.78	178.22	180.67
DJ US Utilities Total Return Index	100.00	119.15	121.24	139.68	178.91	170.66

Summary of Executive Compensation Practices

Set forth below are compensation practices that we have implemented because we believe they are consistent with our stockholder interests and practices we have not implemented because we do not believe they are consistent with those interests.

What We Do	What We Don’t Do

✓    Provide for a considerable portion of executive pay to be “at risk” and based on our actual performance;

✓    Utilize performance-based stock units with vesting requirements;

✓    Call for our executives to own specified amounts of equity, and, if required, retain specified amounts of our equity awards;

✓    Provide limited perquisites, principally executive physicals, which serve a reasonable business purpose;

✓    Use a representative and relevant peer group;

✓    Maintain a clawback policy;

✓    Use an independent compensation consultant retained by the Compensation Committee; and

✓    Provide reasonable severance arrangements.

X     Provide separate change of control agreements;

X     Provide tax gross-ups;

X     Reprice underwater stock options; and

X     Permit hedging, margining or short selling of our common stock by officers, employees or directors.

Highlights of Significant 2015 Compensation Actions

Set forth below is summary information regarding payments made in 2015 with respect to our three key elements of compensation.

Base Salaries

For 2015, base salary adjustments for our current NEOs, except for Ms. Story and Mr. Sgro, ranged from 2.8 percent to 3.0 percent. Ms. Story received a 2015 base salary adjustment of 14.2 percent as her base salary and total direct compensation were well below the median of the market, and her performance during 2015 clearly met the Board’s expectations. Mr. Sgro’s base salary was significantly increased in February 2015 in connection with his promotion to Senior Vice President, General Counsel and Secretary. For further information, see “2015 Compensation—Base Salaries.”

Annual Incentive Plan

For our NEOs, we believe our AIP in 2015 again provided appropriate incentive opportunities. Subject to certain adjustments described below, AIP awards are based upon the product of each NEO’s respective target award times the “Corporate Multiplier,” which is computed based upon ten performance measures and can be reduced depending on the overall performance of the company. For business unit heads, such as Mr. Lynch, achievement with respect to business unit performance measures is also taken into account.

The following graphic indicates the percentage of the Corporate Multiplier represented by each component performance measure:

We believe that the measures used in computing the amount of the Corporate Multiplier collectively provide a strong indication of our overall performance and, therefore, effectively tie pay to performance. In 2015, the Corporate Multiplier, which is calculated based on business segment performance against the goals, equaled 110.36 percent. The actual payout for our NEO participants was lower than the Corporate Multiplier as our CEO used discretion to reduce the AIP pool to reflect the impact of parent company expenses and an allocation for discretionary performance bonuses for non-NEOs, and each NEO’s award was reduced accordingly and is consistent with the AIP pool for the non-NEO participants. Half of Mr. Lynch’s award was also reduced in a manner consistent with the above methodology to adjust the Corporate Multiplier, even though regulated business segment consolidated performance was above the overall corporate performance. For further information, see “2015 Compensation—Annual Incentive Plan,” below.

Long-Term Incentives

The LTIP is designed to incentivize eligible participants to help us achieve our long-term business objectives by providing an opportunity to earn equity awards tied to our long-term goals and continued employment with the Company. Our LTIP for 2015 included stock options, RSUs and PSUs. As described in more detail below, the extent to which shares of our common stock are issued with respect to the PSUs is based on our achievement, over a three-year period, relative to three performance measures.

As in the past, we based the target value of LTIP awards on a percentage of the NEO’s salary. The Compensation Committee applied 20 percent of an NEO’s LTIP target award to stock options, 20 percent to RSUs and 60 percent to PSUs, comprised of two separate grants: one based on total shareholder return and one based on two Internal Measures (Operational Efficiency and Compounded Adjusted Earnings Per Share) as indicated in the chart below.

In 2016, PSUs that had been granted with respect to the three-year performance period ended December 31, 2015 vested in accordance with their terms. Based on our performance with respect to these measures, for each such PSU award, a number of shares equal to 175 percent of 50 percent of the PSUs granted and a number of shares equal to 140.88 percent of the remaining 50 percent of PSUs granted, with respect to these measures, vested. For further information, see “2015 Compensation—Long Term Incentive Plan—Performance Vesting of PSUs Granted in 2013,” below.

Stockholder Advisory Vote

At our 2015 annual meeting of stockholders, the stockholders approved, on an advisory basis, the compensation paid to our NEOs, as disclosed under the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2015 annual meeting of stockholders. The stockholder vote in favor of NEO compensation was approximately 98.0 percent of the shares present in person or by proxy and eligible to vote at the meeting. The Compensation Committee considered the results of the advisory vote and determined that no specific action was needed in response to the vote. At the 2016 annual meeting of stockholders, we will again hold an advisory vote on the compensation of our NEOs. In making its decisions regarding executive compensation, the Compensation Committee will consider the results of the advisory vote, as well as feedback from stockholders throughout the course of the year.

Compensation Determinations and Pay Competitiveness in 2015

For 2015, the Compensation Committee reviewed and approved all compensation paid to our named executive officers, and made recommendations to the independent members of the Board with respect to compensation paid to Ms. Story. The independent members of the Board, after considering the recommendations of the Compensation Committee, approved Ms. Story’s 2015 compensation. Ms. Story did not participate in the Compensation Committee’s recommendations regarding her own compensation and was excused from those portions of the Compensation Committee and Board meetings during which her compensation was discussed and determined.

The Compensation Committee considered Ms. Story’s assessment of the performance of the other NEOs, as well as Ms. Story’s compensation recommendations regarding each NEO’s base salary, AIP award and LTIP award. The Compensation Committee, with Ms. Story’s participation, discussed the 2015 performance of each NEO other than Ms. Story, and, in February 2016, after discussion and deliberation held in executive session, approved compensation determinations for such NEOs.

In making its executive compensation determinations for 2015, the Compensation Committee reviewed data provided by Hay Group to gauge the comparability of our executive compensation to the compensation paid to executives in other companies with generally corresponding responsibilities. Hay Group has served as the independent compensation consultant to the Compensation Committee since 2011, and assists the Compensation Committee in its review of compensation paid to our executive officers and directors. Hay Group also provides compensation consulting advice to the Board upon request. Other than in its role as the Compensation Committee’s independent compensation consultant and in providing compensation consulting advice to the Board on request, Hay Group does not perform any other services for us.

Based on benchmarking data provided by Hay Group, as well as other data sources, the Compensation Committee assesses competitive market compensation practices. One of the primary ways the Compensation Committee evaluates the Company’s executive compensation arrangements relative to other companies is to compare these arrangements and compensation practices to those of a peer group of 16 utility and energy companies with revenues in the range of approximately 47 to 257 percent of our revenues. We believe there is a strong likelihood that an executive officer’s skills will be transferable among these companies, so we would expect to compete with these companies, among potentially others, for executive officer talent. The composition of this peer group is reassessed annually and its composition may be changed by the Compensation Committee to reflect corporate transactions or other events that may affect the comparability of one or more of the constituent companies. The peer group used to set 2015 compensation was comprised of the 16 companies listed below, which is collectively referred to as the 2015 peer group.

•AGL Resources, Inc.	•Great Plains Energy Incorporated	•TECO Energy, Inc.
•Alliant Energy Corporation	•Piedmont Natural Gas Company, Inc.	•Vectren Corporation
•Ameren Corporation	•Pinnacle West Capital Corporation	•Westar Energy, Inc.
•Atmos Energy Corporation	•PNM Resources, Inc.	•WGL Holdings, Inc.
•Avista Corporation	•SCANA Corporation	•WEC Energy Group, Inc.
•Eversource (formerly Northeast Utilities)		(formerly Wisconsin Energy Corporation)

In December 2015, we updated our peer group for 2016 by adding CMS Energy Corporation and NiSource Inc. to the companies in the 2015 peer group and removing AGL Resources, Inc., Piedmont Natural Gas Company, Inc. and TECO Energy, Inc. Each of the companies that were removed from the peer group for 2016 is currently in the process of being acquired.

While the Compensation Committee reviewed and discussed the data with Hay Group for purposes of benchmarking, it was only a part of the information considered by the Compensation Committee in its determinations regarding executive officer compensation. For instance, Hay Group provided information to the

Compensation Committee based upon data included in a survey prepared by Towers Watson reflecting a blend of energy utility and general industry compensation data, as well as the Hay Group 2015 General Industry Executive Compensation Report. During 2015, Towers Watson provided compensation consulting services to the Company but did not provide any such services to the Compensation Committee. The Compensation Committee also considered information provided by Hay Group regarding other U.S. publicly traded water utilities, although the comparability of the information about these companies is limited due to the significantly larger size of American Water’s operations. The Compensation Committee referred to all of this data as part of its review of utility industry, peer group and general compensation practices and trends.

2015 Compensation

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our named executive officers for delivering results and building long-term sustainable value for our stockholders. We believe our program’s performance measures align the interests of our stockholders and the NEOs by correlating pay to our short- and long-term performance.

Our compensation objectives remained largely unchanged in 2015. Accordingly, we focused on the following objectives in making compensation decisions in 2015:

•	Promote our success in achieving both superior financial performance and outstanding non-financial performance relating to workplace safety, environmental compliance, customer service quality and customer satisfaction.

•	Compensate our executive officers at competitive levels that reflect their responsibilities and contributions, with a focus on pay for performance and the compensation environment in our comparator companies and the utilities industry generally.

•	Condition a significant portion of an executive officer’s total compensation on a combination of short- and long-term performance, with a proportionately greater emphasis on long-term, performance-based compensation than on annual incentive compensation.

•	Align executive officer and stockholder interests as an incentive to increase stockholder value by requiring consistent, meaningful equity ownership.

Promotion of Michael A. Sgro

In February 2015, to fill the position vacated by the departure in January 2015 of our former Senior Vice President, General Counsel and Secretary, the Board approved the promotion of Mr. Sgro to Senior Vice President, General Counsel and Secretary. Mr. Sgro joined American Water in 1993 and served as the Vice President, General Counsel and Secretary of our Northeast Division from 2002 until January 2015. Mr. Sgro served as our Interim General Counsel beginning in November 2014 and as our Secretary beginning in January 2015, until February 2015. In January 2016, Mr. Sgro became our Executive Vice President, General Counsel and Secretary.

In connection with his promotion in February 2015, the Compensation Committee approved the increase in Mr. Sgro’s annual base salary from $229,816 to $375,000, increased his AIP award target from 30 percent to 50 percent and increased his LTIP target award from 30 percent to 90 percent. Mr. Sgro also received a $25,000 cash bonus in January 2015 related to his role as Interim General Counsel. Additional information regarding these compensation decisions are provided in the following sections.

Retirement of John Bigelow

In connection with an organizational restructuring, we entered into a Severance Agreement and General Release dated March 27, 2015 (the “Severance Agreement”) with Mr. Bigelow, which provided for the terms of his retirement from the Company. Consistent with our Executive Severance Policy, pursuant to the Severance Agreement, we paid Mr. Bigelow a cash severance equal to 12 months of his base salary and permitted Mr. Bigelow to receive a pro-rated 2015 AIP award, if and when paid. Mr. Bigelow was also entitled to continue to participate in our group health insurance plan under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 16 weeks at our expense. Further, Mr. Bigelow’s unexercisable stock options on the severance date became fully exercisable in accordance with their terms, and he was not required to forfeit his unvested RSUs and PSUs. However, he was not permitted to convert his RSUs to shares until the dates he otherwise would have been entitled to do so under the original grant agreements had he remained employed with us, and his PSUs continued to be subject to a determination by the Compensation Committee of the achievement of the requisite performance goals, in accordance with their terms.

Base Salaries

For 2015, salary determinations for our NEOs were as follows:

•	Ms. Story’s base salary was increased from $700,000 to $800,000, effective March 16, 2015, reflecting the Board’s conclusions that, based upon Hay Group’s benchmarking analysis, Ms. Story’s base salary and total direct compensation were well below the median of the market, and that her performance during the first eight months of her tenure as President and Chief Executive Officer (from May to December 2014) clearly met the Board’s expectations.

•	Mr. Lynch’s and Ms. Sullivan’s base salaries were increased by 3.0 percent, Mr. Warnock’s base salary was increased by 2.8 percent and Mr. Bigelow’s base salary was increased by 2.5 percent, each effective March 16, 2015.

•	As recognition of the significance of his promotion to Senior Vice President, General Counsel and Secretary, Mr. Sgro’s base salary was increased from $229,816 to $375,000, effective February 17, 2015. In December 2015, he also received an upward salary adjustment from $375,000 to $390,000, effective January 1, 2016, in recognition of the fact that his annual base salary was significantly below the median base salary for his position as identified in Hay Group’s benchmarking survey and in other data sources.

Discretionary Cash Bonus

In January 2015, the Compensation Committee approved a discretionary cash bonus of $25,000 to Mr. Sgro in light of his willingness to take on responsibilities as interim General Counsel beginning in November 2014, in addition to his duties as Northeast Division General Counsel. The amount of this bonus was calculated to reflect the difference between Mr. Sgro’s projected 2015 base salary for his original position and the median of the Hay Group compensation survey data for his new position, during the period that Mr. Sgro was serving in this interim role.

Annual Incentive Plan

The AIP is designed to incentivize eligible participants to help us achieve our annual business objectives by providing an opportunity to earn cash award payouts that are tied primarily to corporate performance. The measures chosen for 2015 reflected our primary objectives for financial performance, safety, environmental leadership, customer satisfaction and service quality and people. We maintained adjusted earnings per share from continuing operations, or adjusted EPS, as defined in this subsection, as our principal performance measure (55 percent weighting) because we continue to believe this measure has a meaningful effect on stockholder value. We added several non-financial goals to ensure attention is paid to each leadership measure. The customer goal was separated into two goals: service quality and customer satisfaction; environmental stewardship was separated into three goals: customer perception of environmental stewardship, notices of violation, or NOVs, and wastewater issues; safety was separated into three goals: near miss reporting, safety culture improvement and the OSHA recordable incident rate, or ORIR; and the people goal focused on enhancing strategy understanding and business literacy.

The 2015 target award opportunity for each NEO is equal to a percentage of each NEO’s base salary, based on the individual’s position with American Water. The following table indicates the percentage of salary used to determine the target AIP award for each NEO. All NEOs, other than Mr. Sgro, maintained the same target award as a percentage of salary as in 2014. Mr. Sgro’s target award percentage was increased from 30 percent to 50 percent upon his assumption of duties as our Senior Vice President and General Counsel.

Name	Percentage of Salary	Target Award
Susan N. Story	100%	$800,000
Linda G. Sullivan	75%	$355,350
Walter J. Lynch	75%	$405,563
Michael A. Sgro	30%/50%	$172,230	(1)
Loyd A. Warnock	50%	$185,040
John Bigelow	50%	$161,950	(2)

(1)	Mr. Sgro’s target award as a percentage of salary initially was 30 percent and was applied to his $296,000 annual salary. Upon his appointment as our Senior Vice President, General Counsel and Secretary in February 2015, Mr. Sgro’s annual salary was increased to $375,000 and his target award as a percentage of salary was increased to 50 percent. His target award was prorated based on the portion of the year he served in his new position. In December 2015, Mr. Sgro’s target award as a percentage of annual base salary was increased to 65 percent, in recognition of the fact that his total direct compensation was significantly below the median for his position as identified in Hay Group’s benchmarking survey.

(2)	Mr. Bigelow retired on May 14, 2015, and, under the terms of the Severance Agreement, he became entitled to receive a pro-rated portion of this award, to the extent the performance goals were satisfied, calculated from January 1, 2015 to the severance date. The amount shown in the table reflects the full AIP award at target that he was entitled to receive prior to his retirement and the entering into of the Severance Agreement.

The actual payout may be lower or higher than the target award opportunity depending, in the case of the NEOs, on corporate and, in rare instances, individual performance against specific goals. Cash awards under the AIP are typically distributed to participants in March of the year following the performance year.

Determination of the Corporate Multiplier

The following table provides information regarding each of the performance measures used to determine the Corporate Multiplier, including the minimum, target and maximum performance requirements for each measure. The table also indicates the percentage that would be included in the Corporate Multiplier for threshold, target and maximum performance. If the minimum performance threshold requirement for a performance measure were not met, no additional percentage would be added to the Corporate Multiplier. No AIP awards would have been made if adjusted EPS, as defined below, had been below 90 percent of target. The percentage added to the Corporate Multiplier with respect to each measure was dependent on actual performance with regard to each measure, and the level of actual performance as well as the percentage that was added to the Corporate Multiplier with respect to each measure is shown below.

Performance Measure	Percentage Amount at Target Included in the Corporate Multiplier	Threshold Performance (% to Add to Corporate Multiplier)	Target Performance (% to Add to Corporate Multiplier)	Maximum Performance (% to Add to Corporate Multiplier)	Actual Performance (% Added to Corporate Multiplier)	How We Calculate the Measure	Why We Use This Measure
Adjusted EPS	55%	$2.44 (0.0%)	$2.60 (55.0%)	$2.67 (82.5%)	$2.64 (71.0%)	Adjusted EPS is EPS from continuing operations calculated in accordance with GAAP as reported in the Company’s audited consolidated financial statements, adjusted to exclude all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle. There were no adjustments to EPS made for this purpose in 2015.	Adjusted EPS enhances our capacity to raise the financing necessary to make prudent capital improvements in our water and wastewater systems and provides greater total return to our stockholders.
Customer Service Quality Survey	7.5%	74% (0.0%)	87% (7.5%)	95% (11.25%)	85% (6.7%)	Survey conducted by a third-party survey firm throughout the year of regulated water and wastewater customers who had a service interaction during the previous week.	Service quality is key to our ability to maintain customer and brand loyalty.
Customer Satisfaction Survey	7.5%	85% (0.0%)	91% (7.5%)	96% (11.25%)	91% (7.5%)	Quarterly survey conducted by a third-party firm of random regulated water and wastewater customers.	Our service quality and customer issues are a focus of state public utility commissions in evaluating a rate cases.

Performance Measure	Percentage Amount at Target Included in the Corporate Multiplier	Threshold Performance (% to Add to Corporate Multiplier)	Target Performance (% to Add to Corporate Multiplier)	Maximum Performance (% to Add to Corporate Multiplier)	Actual Performance (% Added to Corporate Multiplier)	How we calculate the measure	Why we use this measure
Environmental Leadership Public View	5.0%	64% (0.0%)	77% (5.0%)	82% (7.5%)	76% (4.8%)	Quarterly survey conducted by a third party firm of random regulated water and wastewater customers.	Support our commitment to exceed our customer expectations for water service, including taste, odor, clarity and pressure.
Environmental Compliance — Drinking Water	2.5%	17 (0.0%)	10 (2.5%)	5 (3.75%)	15 (1.5%)	Based on the number of NOVs related to drinking water, in accordance with our reporting practices for environmental non-compliance.	We are committed to protecting the environment and to maintaining our history of materially complying with, and in many cases surpassing, minimum standards required by applicable laws and regulations.
Environmental Compliance — Wastewater	2.5%	450 (0.0%)	350 (2.5%)	300 (3.75%)	347 (2.6%)	Based on the number of wastewater issues experienced in our operations, defined as collection system overflows and failure to meet end of pipe limits.	We are committed to protecting the environment and protecting public health, even in those cases where regulators may not be consistent in enforcement of requirements (such as wastewater).
Near Miss Reporting	5.0%	9% (0.0%)	20% (5.0%)	30% (7.5%)	204% (7.5%)

Based on the year-over-year improvement in reporting “near miss” incidents, defined as an event or condition that could have resulted in injury, illness or damage.

The near miss reporting program was widely utilized by our employees in 2015, resulting in a greater than anticipated level of performance.

							Reporting and investigating near misses allow us to identify causes and correct them before those same conditions and actions result in an injury to someone else.
Safety Culture Improvement Survey	5.0%	3% (0.0%)	10% (5.0%)	15% (7.5%)	3.6% (1.4%)	Based on the percentage improvement in the year-end survey compared to baseline set at the beginning of the year.	Used to assess our safety performance.

Performance Measure	Percentage Amount at Target Included in the Corporate Multiplier	Threshold Performance (% to Add to Corporate Multiplier)	Target Performance (% to Add to Corporate Multiplier)	Maximum Performance (% to Add to Corporate Multiplier)	Actual Performance (% Added to Corporate Multiplier)	How we calculate the measure	Why we use this measure
Safety Performance	15.0%	3.16 (0.0%)	2.75 (5.0%)	2.55 (7.5%)	3.19 (0.0%)	Based on the ORIR, which is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.	To continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.
Enhanced Business Literacy	5.0%	74% (0.0%)	95% (5.0%)	100% (7.5%)	99.9% (7.4%)	The total percentage of first and second level management who have participated in business literacy, values and leadership training.	Training focuses on enhancing employee engagement and customer satisfaction, which are integrally connected.

Determination of Individual AIP Awards for NEOs

While the NEOs are subject to individual performance goals as well as the corporate goals comprising the Corporate Multiplier, the 2015 AIP awards reflect, for all NEOs other than Mr. Lynch, the NEO’s target award multiplied by the adjusted Corporate Multiplier, as outlined below. The Compensation Committee utilized this convention based on the recommendation of Ms. Story that NEOs should assume principal responsibility for, and their awards generally should be based upon, performance of the entire organization, except with respect to executives who lead a profit center, such as Mr. Lynch, in which case performance of the relevant business units also was reflected. Furthermore, in 2015, there were no factors of a magnitude that caused the independent Board members, in the case of Ms. Story, and the Compensation Committee, in the case of all other NEOs (based on Ms. Story’s recommendation), to apply a downward adjustment based on his or her individual performance.

Based upon our performance with regard to the financial and non-financial performance measures, the Compensation Committee approved the Corporate Multiplier of 110.36 percent based on the measures set forth in the table above, with a downward adjustment for our NEOs (other than Mr. Lynch) to 108.80 percent to reflect (a) certain parent company costs and (b) the allocation of $150,000 for discretionary performance bonuses to be paid to non-NEOs. Mr. Lynch’s AIP award performance was structured so that 50 percent was based on the adjusted Corporate Multiplier as described in the foregoing sentence, and 50 percent was based on the regulated operations’ achievement of consolidated performance with respect to the measures shown in the table above, which amounted to 116.77 percent of target. When combined with the results from the adjusted Corporate Multiplier of 108.80 percent, Mr. Lynch’s award was 112.79 percent of target.

We have set forth the AIP awards paid to our NEOs with respect to 2015 under the Non-Equity Incentive Plan Compensation column of the 2015 Summary Compensation Table.

Long Term Incentive Plan

The LTIP is designed to incentivize eligible participants to help us achieve our long-term business objectives by providing an opportunity to earn equity awards that are tied to our long-term goals and continued employment with the Company. Our LTIP for 2015 included stock options, RSUs and PSUs. As described in more detail below, the extent to which shares of our common stock are issued with respect to the PSUs is based on our achievement, over a three-year period, relative to three performance measures.

We based the aggregate target value of LTIP awards on a percentage of each NEO’s salary. The percent of salary on which the LTIP targets are based, and the amount of the aggregate grant date fair value of the LTIP awards for each of the NEOs, were as follows:

Name	LTIP Target Award as Percentage of Annual Base Salary		Aggregate Grant Fair Value of LTIP Target Awards (1)
Susan N. Story	200%	(2)	1,424,800
Linda G. Sullivan	125%		575,000
Walter J. Lynch	150%		801,500
Michael A. Sgro	90%	(3)	343,500
Loyd A. Warnock	90%		329,700
John Bigelow	90%		284,400	(4)

(1)	In calculating the grant date fair value for each award, and in the aggregate, the grant date fair value to be received by each NEO is rounded up or down to the nearest $100.

(2)	In February 2015, the Board increased the aggregate value of Ms. Story’s 2016 LTIP target award from 200 percent to 225 percent of her annual base salary, effective March 2015.

(3)	In February 2015, the Compensation Committee increased the aggregate value of Mr. Sgro’s 2015 LTIP target award for 2015 from 30 percent to 90 percent of his annual base salary. In December 2015, the Board increased Mr. Sgro’s LTIP target award for 2016 from 90 percent to 100 percent, in recognition of the fact that Mr. Sgro’s total direct compensation was significantly below the median for his position as identified in Hay Group’s benchmarking survey.

(4)	Does not include adjustments to Mr. Bigelow’s LTIP awards in accordance with the Severance Agreement, which were made in light of the organizational restructuring which eliminated his position.

Except as noted in the footnotes to the table above, the compensation committee applied 20 percent of a NEO’s LTIP target award to stock options, 20 percent to RSUs and 60 percent to PSUs. We divided long-term compensation in this manner because we believe it provides an appropriate balance between two related but discrete goals. RSUs and stock options are designed to align the named executive officer’s interests with stockholder interests, since the value of RSUs and the intrinsic value of stock options are a function of our stock price. As explained in more detail below, the PSUs are designed to encourage long-term performance both from the standpoint of favorable stock performance in relation to the other companies in the Dow Jones U.S. Utilities Total Return Index (which we refer to below as the “Comparator Group”), and from the standpoint of specific company-wide performance measures. We chose to provide the largest percentage weighting for PSUs because we believe the greater emphasis should be on out-performing similarly situated companies and on the satisfaction of long-term operational goals.

In determining the number of shares underlying stock option grants, we used the $6.21 grant date fair value per underlying share of the options, calculated in accordance with ASC 718. In accordance with ASC 718, the grant date fair value of stock options is calculated using the closing market price of the underlying common stock and assumptions related to specified items, determined as of the grant date. Based on the applicable grant date fair value, the number of shares underlying stock options was calculated as follows:

Name	Grant Date Fair Value of Aggregate LTIP Target Award Allocated to Stock Options	Number of Shares Underlying Stock Options
Susan N. Story	$280,000	45,089
Linda G. Sullivan	$115,000	18,519
Walter J. Lynch	$157,500	25,362
Michael A. Sgro	$67,500	10,870
Loyd A. Warnock	$64,800	10,435
John Bigelow	$56,900	9,159

In determining the number of RSUs, we used the $52.75 grant date fair value of an RSU, calculated in accordance with ASC 718. Based on the applicable grant date fair value, the number of RSUs was calculated as follows:

Name	Grant Date Fair Value of Aggregate LTIP Target Award Allocated to RSUs	Number of RSUs
Susan N. Story	$280,000	5,308
Linda G. Sullivan	$115,000	2,180
Walter J. Lynch	$157,500	2,986
Michael A. Sgro	$67,500	1,280
Loyd A. Warnock	$64,800	1,228
John Bigelow	$56,865	1,078

We based the number of shares underlying the PSUs granted to each of our NEOs on the LTIP target award allocated to PSUs, which, for each NEO, is shown in the table below:

Name	Grant Date Fair Value of Aggregate LTIP Target Award Allocated to PSUs
Susan N. Story	$864,800
Linda G. Sullivan	$345,000
Walter J. Lynch	$486,400
Michael A. Sgro	$208,500
Loyd A. Warnock	$200,100
John Bigelow	$170,600

We allocated the LTIP target award for PSUs among the three separate measures shown on the following tables, which are discussed below:

Performance Measure	Weighting at Target
Total Shareholder Return (TSR)	50%
Operational Efficiency Improvement	25%
Compounded Adjusted EPS Growth	25%

Total	100%

The actual percentages of total PSUs granted to the NEOs with respect to the three performance measures differed from the percentage allocation of the target award. The grant date fair value of a PSU related to the TSR performance measure was somewhat higher ($61.04), than the grant date fair value of a PSU related to the other two performance measures ($52.75). Therefore, the percentage of PSUs granted with respect to each performance measure was within the following ranges; variations were almost entirely based on differences in grant dates:

Performance Measure	Range of Percentage of PSUs Granted
TSR	46.4%
Operational Efficiency Improvement	26.8%
Compounded Adjusted EPS Growth	26.8%

The total number of PSUs granted to each of the NEOs is shown in the following table:

Name	Number of PSUs Granted
Susan N. Story	14,843
Linda G. Sullivan	6,096
Walter J. Lynch	8,349
Michael A. Sgro	3,578
Loyd A. Warnock	3,435
John Bigelow	3,015

The following table provides information regarding the three performance measures related to the PSUs granted in 2015:

Performance Measure	How We Calculate the Measure	Why We Use This Measure
TSR	Based on American Water’s total shareholder return compared to the total shareholder return performance of the companies in the Comparator Group, during the three-year performance period from January 1, 2015 through December 31, 2017, assuming reinvestment of dividends during the performance period.	To encourage performance that not only increases shareholder value, but increases it to an extent that compares favorably relative to the Comparator Group.
Operational Efficiency Improvement	Based on the ratio of total O&M expense to total operating revenues for our regulated operations. For 2015, 2016 and 2017 the calculation of this measure will be based on the average ratio.	We want to focus management on improving our overall cost structure and improving our return on equity.
Compounded Adjusted EPS Growth	Based on adjusted EPS growth, compounded annually over the three-year period from January 1, 2015 through December 31, 2017, over the adjusted EPS of $2.43 for the year ended December 31, 2014.	Adjusted EPS enhances our capacity to raise the financing necessary to make prudent capital improvements in our water and wastewater systems and provides greater total return to our stockholders.

The following tables show the actual number of PSUs to be earned, as a percentage of the target PSU award (equivalent to the number of PSUs granted) based upon our performance with regard to each of the three measures. In actual practice, we grant two types of PSUs: one type relates to the TSR measure, while the other type relates to the other two measures, which are equally weighted. We describe the target awards with respect to each measure separately to provide a better understanding of the effect that performance with respect to each measure can have on vesting. The table below shows the amount of a target PSU award that may be earned based solely on the TSR measure:

Total Shareholder Return (TSR)

American Water TSR Ranking*	Percent of Target Award PSUs Earned*
75% or more (maximum)	85.1%
50% (target)	48.6%
25% (threshold)	12.2%
Less than 25%	0%

*	If the TSR ranking is between 25 percent and 50 percent, or between 50 percent and 75 percent, the percentage of target award PSUs earned will be adjusted proportionately.

Operational Efficiency Improvement

Ratio of Regulated Operations O&M Expense to Total Operating Revenues*	Percent of Target Award PSUs Earned*
34.0% or less (maximum)	44.9%
36.0% (target)	25.7%
38.0% (threshold)	6.4%
More than 38.0%	0%

*	If the ratio of regulated operations’ O&M expense to total operating revenues is between 38.0 percent and 36.0 percent or 36.0 percent and 34.0 percent, the percentage of target award PSUs earned will be adjusted proportionately.

Compounded Adjusted EPS Growth

Compounded Adjusted EPS Growth*	Percent of Target Award PSUs Earned*
10.0% (maximum)	44.9%
7.0% (target)	25.7%
5.0% (threshold)	6.4%
Less than 5.0%	0%

*	If compounded adjusted EPS growth is between 5.0 percent and 7.0 percent or 7.0 percent and 10.0 percent, the percentage of target award PSUs earned will be adjusted proportionately.

Vesting of Options, RSUs and PSUs Granted in 2015

The options granted to our NEOs in 2015 terminate on December 31, 2021 (if not previously exercised or forfeited), and vest in three equal increments on each of January 1, 2016, 2017 and 2018. Similarly, a NEO’s right to RSUs and to PSUs granted in 2015 and ultimately earned at the end of the performance period, vests in three equal increments on each of January 1, 2016, 2017 and 2018. We believe that the vesting terms provide our continuing executive officers a meaningful incentive for continued employment.

Performance Vesting of PSUs Granted in 2013

In 2013, we granted PSUs to our NEOs for which the performance period ended in 2015. The number of PSUs earned was based on our performance with respect to three separate measures shown in the following table and discussed below:

Performance Measure	Weighting at Target
TSR	44.8%
Operational Efficiency Improvement	27.6%
Compounded Adjusted EPS Growth	27.6%

Total	100.0%

We awarded two types of PSUs in 2013: one with performance measure based upon TSR, and the other with a performance measure based on operational efficiency and compounded adjusted EPS growth, weighted equally. The payouts with respect to the two types of PSUs are addressed below.

TSR. This measure is based on American Water’s total shareholder return, relative to the total shareholder return performance of the companies in the Dow Jones U.S. Utilities Total Return Index during the applicable performance period. TSR was computed in the same manner as for the PSUs granted in 2015, except that the performance period for the PSUs granted in 2013 extended from January 1, 2013 through December 31, 2015.

Our TSR during the performance period was greater than 90 percent of the other companies in the Dow Jones U.S. Utilities Total Return Index. As a result, a number of shares equal to 175 percent of the PSUs granted with respect to this measure were issuable based upon performance vesting, as indicated in the following table:

Name	Number of PSUs Granted	Number of PSUs Vested
Susan N. Story	6,034	10,560
Walter J. Lynch	5,834	10,210
Michael A. Sgro	492	861
John Bigelow	1,699	2,973

Operational Efficiency Improvement. This measure was calculated in the same manner as described above for PSUs granted in 2015, but was calculated with respect to each of 2013, 2014 and 2015.

The average of the ratio of total O&M expense to total operating revenues for our regulated operations in 2013, 2014 and 2015 was 37.0 percent, which resulted in a performance percentage with respect to this measure of 106.8 percent of target.

Compounded Adjusted EPS Growth. This measure was based on our Compounded Adjusted EPS Growth of 10.1 percent over 2012 adjusted EPS of $2.11, which resulted in a performance percentage of 175 percent of target.

After averaging the performance percentage with respect to the operational efficiency improvement measure and the compounded adjusted EPS growth measure, a number of shares equal to 140.88 percent of the PSUs granted with respect to the two measures were issuable based on performance vesting, as indicated in the following table:

Name	Number of PSUs Granted	Number of PSUs Vested
Susan N. Story	5,834	8,219
Walter J. Lynch	5,646	7,954
Michael A. Sgro	499	703
John Bigelow	1,725	2,430

The Compensation Committee certified as to the achievement of the requisite performance measures on January 22, 2016.

Perquisites

We provide limited perquisites to our executive officers, principally consisting of executive physicals. Because the efforts of our leadership team are important to our success, we believe it is important to provide an executive physical. In keeping with our wellness culture, we believe providing periodic physicals for executives can help our executives detect medical conditions before they become serious.

Stock Option Grant Practices

Our Compensation Committee makes annual stock option grants to LTIP participants, including executive officers, generally in February of each year. Grants may be made at other times in connection with new hires and promotions. The exercise price per share for options is greater than or equal to the last reported sale price of our common stock on the date of grant. Moreover, we will not reprice any options without seeking stockholder approval. We believe that our stock option grant practices are appropriate and effectively address any concerns regarding “timing” of grants in anticipation of material events.

Executive Stock Ownership Guidelines and Stock Retention Requirements

To further emphasize the importance of linking the financial interests of our executives with those of our stockholders and to complement our existing stock retention requirements, the Board adopted stock ownership guidelines in March 2015. At the same time, the Board also modified the stock retention requirements to make them consistent with the new stock ownership guidelines.

The stock ownership guidelines, which are expressed as a multiple of annual base salary, require executives to hold common stock (and certain equivalents) as follows:

Officer Level	Multiple of Annual Base Salary
Chief Executive Officer	6 times
Chief Operating Officer	3 times
Executive Vice Presidents	3 times
Senior Vice Presidents	3 times
President, American Water Enterprises	3 times
Vice Presidents	1 time

For purposes of the stock ownership guidelines, shares of common stock, shares underlying vested and unvested RSUs and shares underlying earned PSUs will count toward the ownership guidelines. Shares underlying vested or unvested stock options and unearned PSUs do not count.

Our stock retention requirements prevent, subject to hardship exceptions, any executive who is not in compliance with the stock ownership guidelines from effecting a transfer of more than 50 percent of the net shares realized from any equity award or more than 50 percent of any other shares of common stock that the executive may own other than through equity awards. For an award of RSUs or PSUs, the number of net shares realized from an award is based on the number of shares ultimately credited to the account of the executive upon vesting. For an option award, the number of net shares realized is equal to the number of vested shares subject to that award minus a number of shares with a fair market value equal to the aggregate exercise price of those vested shares. Equity awards that are issued to an executive before he or she became subject to the stock retention requirements are exempt from these restrictions.

Each executive covered by the stock ownership guidelines on March 4, 2015, including each of the named executive officers, has until March 4, 2020 to achieve compliance. Each person who becomes subject to the stock ownership guidelines thereafter will have five years to comply with the guidelines beginning on the date that the person first becomes subject to the stock ownership guidelines. Mr. Lynch is currently in compliance with the applicable stock ownership guidelines. Our other current named executive officers are currently within their five-year compliance periods.

Policy Regarding Hedging, Margining and Short Selling

Our insider trading policy prohibits our employees and directors from purchasing or selling options or futures on our securities, also known as hedging. The prohibition extends to the purchase or sale of any other security that may derive its price from the price or another attribute of our securities. Options issued as compensation and investments in mutual funds are excluded from the prohibition.

The policy also prohibits employees and directors from purchasing Company stock on margin, where money is borrowed from a broker to fund the purchase. This prohibition does not apply to “cashless” or “broker-assisted” exercises of our stock options.

Finally, we also prohibit employees and directors from selling our securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.

Ongoing and Post-Employment Arrangements and Benefit Plans

We have several plans and arrangements that enable our currently employed NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Most of these plans and agreements have been adopted within the past few years, although some plans, particularly our defined benefit plans, are not available to employees hired after January 1, 2006. Not all of these plans apply to each NEO, as indicated in the discussion below.

None of our executives participating in any of these plans are entitled thereunder to receive excise tax gross-up payments.

Savings Plan for Employees of American Water Works, Inc. and Designated Subsidiaries (the “Savings Plan”)

The Savings Plan is a tax-qualified defined contribution plan available to employees of American Water, including our currently employed NEOs, and certain subsidiaries. Each of our currently employed NEOs participates in the Savings Plan. Under the Savings Plan, an employee may contribute, subject to limitations imposed by the Internal Revenue Code of 1986 (the “Code”), 50 percent of his or her base salary up to a maximum contribution of $18,000, plus, for eligible participants, $6,000 for catch-up contributions. For any NEO participant hired before January 1, 2006 who continues to be employed by us (Messrs. Lynch and Sgro are the only current NEOs in this category), the matching contribution formula is 50 percent of a participant’s base salary contributions for the year, up to a maximum of five percent of the participant’s base salary. For NEO participants hired after January 1, 2006, the matching contribution formula is: (a) 100 percent for every dollar contributed up to the first three percent of the participant’s base salary, and (b) 50 percent on the next two percent of the participant’s base salary. In addition, for NEO participants hired after January 1, 2006, we make additional annual contributions equal to the sum of 5.25 percent of the participant’s base salary, subject to limitations imposed under the Code. We provide more generous contributions to participants hired after January 1, 2006 because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will be increased or decreased to reflect the performance of selected investments.

American Water Works Company, Inc. Pension Plan (the “AWWPP”) and the American Water Works Company, Inc. Executive Retirement Plan (the “ERP”)

The AWWPP is a tax-qualified defined benefit pension plan available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Each of Messrs. Lynch and Sgro participates in the AWWPP.

The ERP is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Code. Each of Messrs. Lynch and Sgro participates in the ERP. We closed the AWWPP and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to allow us to incur fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios. For further information on these plans, see “Executive Compensation—2015 Pension Benefits at December 31, 2015.”

Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries (the “Employee Deferred Compensation Plan”)

The Employee Deferred Compensation Plan is a nonqualified deferred compensation plan that enables participants to defer salary and annual incentive plan awards and provides benefits to executive officers and other highly paid employees in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Code. We refer to compensation in excess of those limits as “excess compensation.” All of the currently employed NEOs, except for Mr. Sgro, participate in the Employee Deferred Compensation Plan.

Generally, under the Employee Deferred Compensation Plan, an executive may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the AIP. We provide matching contributions that differ depending on whether the executive was hired by us on or after January 1, 2006. For currently-serving NEOs hired after January 1, 2006 (Mmes. Story and Sullivan, and Mr. Warnock), we provide the matching contribution we would have made for the executive under the Savings Plan with respect to the executive’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these executives generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the AIP for the relevant plan year. For each of Messrs. Lynch and Sgro, who was hired prior to January 1, 2006, our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of base salary; our contributions are more limited for each of Messrs. Lynch and Sgro due to his eligibility to participate in the AWWPP. Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2015 Nonqualified Deferred Compensation” for additional information.

Executive Severance Policy

Under our Executive Severance Policy, adopted in 2008, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy provides for 18 months and 12 months of salary continuation for our CEO and each of the other NEOs, respectively, and a pro rata AIP award for the year in which the termination date occurs to the extent a payment is earned under the terms of the AIP. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting the compensation of our NEOs. However, under the terms of the award agreements, our equity awards generally would vest upon a change in control of American Water. In addition, certain of our contributions to the Employee Deferred Compensation Plan will vest upon a change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of incentive compensation in the event of a material restatement of our financial results under specified circumstances. As a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which imposes an executive compensation “clawback” requirement on public companies, and the related NYSE listing standards expected to be adopted, we anticipate that we will amend the policy once final implementing rules of the SEC are adopted and are effective to comply with these executive compensation recovery requirements.

American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan (the “ESPP”)

Under the ESPP, eligible employees, including our NEOs, are provided an opportunity to purchase our common stock at a discount of 10 percent from the lower of the prevailing market price on the first day and last day of each three-month purchase period. Purchases generally are limited to $25,000 per year, and shares purchased under the ESPP must be retained for six months after the purchase date before they can be sold. We believe that, in addition to the benefit employees realize from the discount, our stockholders will benefit because the ESPP helps to more closely align the interests of our employees and our stockholders.

Tax and Accounting Considerations

Tax Considerations

Performance-Based Compensation under Section 162(m) of the Code

Under Section 162(m) of the Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1.0 million paid to that company’s principal executive officer and its three highest compensated executive officers (other than the principal executive officer or the principal financial officer), except that this prohibition does not generally apply to options or compensation that qualifies as “performance-based compensation” as defined in regulations adopted under Section 162(m).

The payment of shares of common stock upon the vesting of options granted under the 2007 Plan is generally not subject to Section 162(m). Moreover, the payment of shares of common stock upon the vesting of PSUs granted under the 2007 Plan, if determined solely by reference to the achievement of pre-established performance objectives, would qualify as “performance-based compensation” under Section 162(m). RSU awards do not generally qualify as “performance-based compensation” because the awards vest on the basis of continued employment, rather than pre-established performance objectives.

Awards under the AIP will qualify as “performance-based compensation” under Section 162(m) of the Code, so long as the payment of the award is based on the achievement of pre-established performance objectives using performance criteria specified in the AIP.

The Compensation Committee intends for awards granted under the AIP and options and PSU awards granted under the 2007 Plan to be exempt from the limitation on deductibility under Section 162(m) to the greatest extent reasonably possible to maximize the deductibility by the Company of the payment of such compensation for federal income tax purposes. However, the Compensation Committee may from time to time provide an executive with a discretionary cash bonus to reward an executive for extraordinary effort or where special circumstances warrant. Depending on the circumstances, such a bonus may or may not qualify as performance-based compensation under Section 162(m).

Nonqualified Deferred Compensation under Section 409A of the Code

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to additional income tax and interest penalties. Our nonqualified deferred compensation arrangements are intended to satisfy the requirements of Section 409A.

Accounting Considerations

RSU, PSU and option awards are accounted for based on their grant date fair value, as determined under ASC 718, which is recognized over the service or vesting period applicable to the grant. Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the service or vesting period.

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer and each of the other persons who were our named executive officers for 2015.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Susan N. Story	2015	$776,931	$—	$1,144,820	$280,003	$870,400	$—	$199,354	$3,271,508
President and	2014	$637,174	$—	$952,736	$238,174	$587,243	$—	$150,520	$2,565,847
Chief Executive Officer (7)	2013	$390,959	$—	$2,189,650	$160,497	$420,911	$—	$137,942	$3,299,959

Linda G. Sullivan	2015	$470,616	$—	$459,987	$115,003	$386,621	$—	$74,429	$1,506,656
Executive Vice President and Chief Financial Officer (8)	2014	$300,764	$—	$959,973	$114,998	$340,871	$—	$94,878	$1,811,484

Walter J. Lynch	2015	$537,120	$—	$643,958	$157,498	$457,414	$150,284	$81,452	$2,027,726
Executive Vice President and	2014	$521,531	$—	$612,043	$153,001	$391,834	$451,509	$84,542	$2,214,460
Chief Operating Officer (9)	2013	$506,534	$—	$593,983	$148,497	$405,806	$77,835	$94,562	$1,827,217

Michael A. Sgro	2015	$352,109	$25,000	$275,994	$67,503	$187,386	$269,080	$6,302	$1,183,374
Executive Vice President,
General Counsel and Secretary (10)

Loyd A. Warnock	2015	$367,750	$—	$264,912	$64,801	$201,882	$—	$53,191	$952,536
Senior Vice President, External Affairs, Communications and Public Policy (11)	2014	$235,389	$220,000	$699,197	$64,801	$177,845	$—	$22,495	$1,419,727

John Bigelow	2015	$127,112	$—	$774,078	$172,775	$64,688	$—	$365,916	$1,504,569
Former Senior Vice President, Business Services (12)	2014	$314,611	$—	$223,179	$55,798	$156,109	$660,467	$29,283	$1,439,447
	2013	$308,270	$—	$181,464	$45,377	$162,595	$—	$37,403	$735,109

(1)	In 2015, Ms. Story ($155,386), Ms. Sullivan ($23,531), Mr. Lynch ($37,598), Mr. Warnock ($18,388) and Mr. Bigelow ($6,324) deferred a portion of their salary under the Employee Deferred Compensation Plan.

(2)	The amounts shown in this column reflect the grant date fair value of PSUs, and beginning in 2014, the aggregate grant date fair value of PSUs and RSUs, granted to the named executive officers. The grant date fair value of PSUs and RSUs granted in 2015 is as follows:

	PSUs	RSUs
Susan N. Story	$864,823	$279,997
Linda G. Sullivan	$344,992	$114,995
Walter J. Lynch	$486,446	$157,512
Michael A. Sgro	$208,474	$67,520
Loyd A. Warnock	$200,135	$64,777
John Bigelow*	$595,018	$179,060

*	Includes the grant date fair value of PSUs and RSUs that were not forfeited pursuant to the terms of the Severance Agreement.

With respect to the PSUs, the amounts disclosed in the table above represent the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with ASC 718. See Note 8—Stockholders’ Equity, in the Notes to the Consolidated Financial Statements in our 2015 Form 10-K for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

The following table shows the value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

Name	Year	Grant Date Fair Value
Susan N. Story	2015	$1,513,440
	2014	$1,250,470
	2013	$842,671
Linda G. Sullivan	2015	$603,736
	2014	$1,216,208
Walter J. Lynch	2015	$851,281
	2014	$803,290
	2013	$779,613
Michael A. Sgro	2015	$364,830
Loyd A. Warnock	2015	$350,236
	2014	$340,221
John Bigelow*	2015	$1,041,282
	2014	$167,399
	2013	$136,096

*	Includes the grant date fair value of PSUs that were not forfeited pursuant to the terms of the Severance Agreement.

(3)	The amounts shown in this column reflect the grant date fair value of stock options granted to each of the named executive officers, determined in accordance with ASC 718. See Note 8—Stockholders’ Equity, in the Notes to the Consolidated Financial Statements in our 2015 Form 10-K for the assumptions that were made in determining grant date fair values of the stock options. For Mr. Bigelow, the 2015 amount includes the grant date fair value of options that were not forfeited and became fully exercisable pursuant to the terms of the Severance Agreement.

(4)	The amounts shown in this column constitute payments made under the AIP with respect to each performance year, which are generally paid in March of the next calendar year.

(5)	The amounts shown in this column reflect the aggregate changes in the actuarial present values of the named executive officer’s accumulated benefits under our defined benefit pension plans. For further information on these pension plans, see “Pension Benefits at December 31, 2015,” below. None of the named executive officers received “above-market earnings” (as defined by SEC regulation) under the Employee Deferred Compensation Plan. The changes in pension value for 2015 and 2013 for Mr. Bigelow were $(85,109) and $(3,907), respectively, which are not reflected in the Summary Compensation Table in accordance with SEC regulations.

(6)	The totals shown in this column for 2015 consist of:

Name	Savings Plan Company Match	Savings Plan Company Defined Contribution Account (a)	Company Contributions to Employee Deferred Compensation Plan (b)	Executive Physical	Dividend Equivalents (c)	Company- Paid Life Insurance	Severance Payments (d)	Total All Other Compensation
Susan N. Story	$10,600	$13,913	$127,866	$12,408	$34,146	$422	$—	$199,354
Linda G. Sullivan	$—	$13,913	$54,982	$3,344	$1,768	$422	$—	$74,429
Walter J. Lynch	$6,625	$—	$6,803	$2,012	$65,590	$422	$—	$81,452
Michael A. Sgro	$—	$—	$—	—	$5,880	$422	$—	$6,302
Loyd A. Warnock	$10,297	$13,913	$28,127	—	$432	$422	$—	$53,191
John Bigelow	$2,723	$—	$—	—	$20,644	$176	$342,373	$365,916

(a)	The Defined Contribution Account is an account in the Savings Plan to which American Water contributes 5.25 percent of each eligible employee’s total cash compensation (which includes base pay and annual incentive plan payouts), subject to Code limits on compensation that may be taken into account. Only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions that the Company has made to the named executive officers’ accounts in the Employee Deferred Compensation Plan. For further information on this plan, see “—2015 Nonqualified Deferred Compensation” below.

(c)	Dividend equivalents are paid in cash, with respect to PSUs and RSUs, at such time, if ever, as the PSUs or RSUs are converted to common stock. PSU and RSU dividend equivalents were paid out in 2015.

(d)	Does not include the grant date fair value of Mr. Bigelow’s option, RSU and PSU awards that were not forfeited pursuant to the terms of the Severance Agreement, which are reflected in the “Option Awards” and “Stock Awards” columns of the 2015 Summary Compensation Table.

(7)	Ms. Story served as our Senior Vice President and Chief Financial Officer from April 1, 2013 until she became our President and Chief Executive Officer on May 9, 2014.

(8)	Ms. Sullivan served as our Senior Vice President and Chief Financial Officer from May 9, 2014 until she became our Executive Vice President and Chief Financial Officer on January 1, 2016.

(9)	Mr. Lynch served as our President and Chief Operating Officer of Regulated Operations from February 26, 2010 until he became our Executive Vice President and Chief Operating Officer on January 1, 2016.

(10)	As of January 1, 2015 until February 17, 2015, Mr. Sgro served as our interim General Counsel and Secretary. On February 18, 2015, he became our Senior Vice President, General Counsel and Secretary. He became our Executive Vice President, General Counsel and Secretary on January 1, 2016.

(11)	Mr. Warnock became our Senior Vice President, External Affairs, Communications and Public Policy on April 18, 2014. The aggregate grant date fair value of RSUs granted to Mr. Warnock in April 2014 which vest on January 1, 2017 has been reclassified as “Stock Awards” in the 2015 Summary Compensation Table.

(12)	Mr. Bigelow retired as our Senior Vice President, Business Services, effective May 14, 2015.

Comparison of Key Elements of Total Compensation

The table below provides a comparison of the key elements of total compensation for 2015 for each named executive officer, including the percentage of salary and bonus compared to total compensation. This section uses information contained in the 2015 Summary Compensation Table.

	Percentage of Total Compensation
Name	Total Salary and Bonus	Incentive Compensation	Change in Pension Value	Other
Susan N. Story	23.7%	70.2%	0.0%	6.1%
Linda G. Sullivan	31.2%	63.8%	0.0%	5.0%
Walter J. Lynch	26.5%	62.1%	7.4%	4.0%
Michael A. Sgro	31.9%	44.9%	22.7%	0.5%
Loyd A. Warnock	41.4%	52.6%	0.0%	6.0%
John Bigelow	8.5%	67.1%	0.0%	24.4%

Employment and Severance Agreements

Although we have entered into employment offer letters with Mmes. Story and Sullivan and Messrs. Sgro and Warnock that specify the initial form and amount of compensation to be paid to a named executive officer, we do not have customary employment agreements for a fixed term that would require us to pay a named executive officer a specified amount of compensation over the term or, except as may be provided under our Executive Severance Policy or the terms of other plans, that provide an executive with specified benefits upon the termination of the executive’s employment. See “Potential Payments on Termination or Change in Control” for more information on these benefits.

In connection with the commencement of her employment in May 2014, we entered into an employment offer letter with Ms. Sullivan that established her base salary for 2014 at $460,000. Ms. Sullivan received a sign-on grant of $500,000 in equity awards, 70 percent of which were PSUs and 30 percent of which were RSUs. In addition, we granted AIP and LTIP awards to Ms. Sullivan for the full 2014 year, without proration, and her target payout under the AIP and the LTIP for 2014 was set at 75 percent and 125 percent of annual base salary, respectively. We made these accommodations in light of the benefits provided by her former employer that she forfeited by accepting employment with us. Ms. Sullivan was also entitled to severance benefits under the Executive Severance Policy.

In connection with his promotion to Senior Vice President and General Counsel, we entered into an employment offer letter with Mr. Sgro that established his base salary for 2015 at $375,000. We also increased his AIP award target from 30 percent to 50 percent and his LTIP target from 30 percent to 90 percent. Mr. Sgro was also entitled to severance benefits under the Executive Severance Policy.

In connection with the commencement of his employment in April 2014, we entered into an employment offer letter with Mr. Warnock that established his base salary for 2014 at $360,000. We also paid a $220,000 cash sign-on bonus to Mr. Warnock and he received a sign-on grant of $220,000 in the form of RSUs, which are to vest on January 1, 2017 or earlier upon his death or disability. In addition, we granted AIP and LTIP awards to Mr. Warnock for the full 2014 year, without proration, and his target payout under the AIP and the LTIP for 2014 was set at 50 percent and 90 percent of annual base salary, respectively. We also agreed that, if the Compensation Committee grants awards to eligible employees in 2018 and 2019, any grants made to Mr. Warnock will vest on January 1, 2020. We made these accommodations in light of the benefits provided by his former employer that he forfeited by accepting employment with us. Mr. Warnock was also entitled to severance benefits under the Executive Severance Policy.

On March 27, 2015, in connection with his retirement, effective as of May 14, 2015, we entered into the Severance Agreement with Mr. Bigelow. Consistent with the Executive Severance Policy, the Severance Agreement provides for a cash severance payment equal to 12 months’ of his base salary, less applicable tax withholdings and deductions. Mr. Bigelow was eligible to receive a pro-rated AIP award with respect to 2015 based upon performance at the same time as continuing employees are paid their 2015 AIP awards. We also agreed to pay for COBRA premiums and related costs to allow Mr. Bigelow to continue to participate in our group health insurance plan for 16 weeks following the separation date; thereafter, continued COBRA benefits would be provided at Mr. Bigelow’s sole expense. The portion of his stock options that was not exercisable immediately prior to May 14, 2015 would be fully exercisable on that date, and the time-vesting requirements of his then outstanding RSUs and PSUs would be deemed to have been satisfied; however, the shares of common stock underlying the RSUs would continue to be received on the dates provided in the RSU grant agreements as if his employment had not terminated, and the PSUs remained expressly contingent on the level of achievement of the applicable performance goals as certified by the Compensation Committee. Moreover, we provided Mr. Bigelow with 12 months of outplacement services at our expense to assist him in obtaining other employment.

2015 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2015:

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Susan N. Story
Annual Incentive Plan	1/16/2015	1/16/2015	$800,000	$1,600,000	—	—	—	—	—	—	—
Options	2/17/2015	2/17/2015	—	—	—	—	—	—	45,089	$52.75	$280,003
PSU (6)	6/1/2015	2/17/2015	—	—	1,720	6,881	12,042	—	—	—	$444,031
PSU (6)	6/1/2015	2/17/2015	—	—	1,991	7,962	13,934	—	—	—	$420,792
RSU	2/17/2015	2/17/2015	—	—	—	—	—	5,308	—	—	$279,997
Linda G. Sullivan
Annual Incentive Plan	1/16/2015	1/16/2015	$355,350	$710,700	—	—	—	—	—	—	—
Options	2/17/2015	2/17/2015	—	—	—	—	—	—	18,519	$52.75	$115,003
PSU	2/17/2015	2/17/2015	—	—	707	2,826	4,946	—	—	—	$172,499
PSU	2/17/2015	2/17/2015	—	—	818	3,270	5,723	—	—	—	$172,493
RSU	2/17/2015	2/17/2015	—	—	—	—	—	2,180	—	—	$114,995
Walter J. Lynch
Annual Incentive Plan	1/16/2015	1/16/2015	$405,563	$811,125	—	—	—	—	—	—	—
Options	2/17/2015	2/17/2015	—	—	—	—	—	—	25,362	$52.75	$157,498
PSU (6)	6/1/2015	2/17/2015	—	—	968	3,870	6,773	—	—	—	$249,731
PSU (6)	6/1/2015	2/17/2015	—	—	1,120	4,479	7,838	—	—	—	$236,715
RSU	2/17/2015	2/17/2015	—	—	—	—	—	2,986	—	—	$157,512
Michael A. Sgro
Annual Incentive Plan	1/16/2015	1/16/2015	$173,396	$346,793	—	—	—	—	—	—	—
Options	2/17/2015	2/17/2015	—	—	—	—	—	—	10,870	$52.75	$67,503
PSU (6)	6/1/2015	2/17/2015	—	—	415	1,659	2,903	—	—	—	$107,055
PSU (6)	6/1/2015	2/17/2015	—	—	480	1,919	3,358	—	—	—	$101,419
RSU	2/17/2015	2/17/2015	—	—	—	—	—	1,280	—	—	$67,520
Loyd A. Warnock
Annual Incentive Plan	1/16/2015	1/16/2015	$185,040	$370,080	—	—	—	—	—	—
Options	2/17/2015	2/17/2015	—	—	—	—	—	—	10,435	$52.75	$64,801
PSU (6)	6/1/2015	2/17/2015	—	—	398	1,592	2,786	—	—	—	$102,732
PSU (6)	6/1/2015	2/17/2015	—	—	461	1,843	3,225	—	—	—	$97,403
RSU	2/17/2015	2/17/2015	—	—	—	—	—	1,228	—	—	$64,777
John Bigelow
Annual Incentive Plan	1/16/2015	1/16/2015	$161,950	$323,900	—	—	—	—	—	—	—
Options	2/17/2015	2/17/2015	—	—	—	—	—	—	9,159	$52.75	$67,503
PSU	2/17/2015	2/17/2015	—	—	350	1,398	2,447	—	—	—	$2,826
PSU	2/17/2015	2/17/2015	—	—	404	1,617	2,830	—	—	—	$3,270
RSU	2/17/2015	2/17/2015	—	—	—	—	—	1,078	—	—	$56,865
Options (7)	5/14/2015	3/25/2015	—	—	—	—	—	—	18,663	$52.99	$113,886
PSU (7)	5/14/2015	3/25/2015	—	—	789	3,157	5,525	—	—	—	$167,289
PSU (7)	5/14/2015	3/25/2015	—	—	865	3,460	6,055	—	—	—	$257,098
RSU (7)	5/14/2015	3/25/2015	—	—	—	—	—	2,306	—	—	$122,195

(1)

These columns present target and maximum annual incentive plan payout opportunities. The actual payments that were made under the AIP for 2015 performance are shown in the 2015 Summary Compensation Table. There is no specified minimum award for participants in the AIP and therefore we did not include a column in the table for the threshold amount of such award. For further information on the AIP, see “Compensation Discussion and Analysis—2015 Compensation—Annual Incentive Plan.”

(2)	These columns present threshold, target and maximum payout opportunities under the LTIP with respect to our PSUs. For further information on the LTIP, under which the PSUs were granted, see “Compensation Discussion and Analysis—2015 Compensation—Long Term Incentive Plan.”

(3)	This column reflects grants of RSUs. For further information on the LTIP, under which the RSUs were granted, see “Compensation Discussion and Analysis—2015 Compensation—Long Term Incentive Plan.”

(4)	These columns reflect grants of stock options and their respective exercise prices. For further information on the LTIP, under which the stock options were granted, see “Compensation Discussion and Analysis—2015 Compensation—Long Term Incentive Plan.”

(5)	This column represents the grant date fair values of the PSUs, RSUs and stock options, determined in accordance with ASC 718. See footnotes (2) and (3) to the 2015 Summary Compensation Table for additional information.

(6)	This PSU was approved by the Compensation Committee (or, in the case of Ms. Story’s award, the independent members of the Board) on February 17, 2015, subject to approval by the Company’s stockholders at the 2015 annual meeting, which occurred on June 1, 2015.

(7)	Reflects the incremental grant date fair value of awards that were not forfeited on May 14, 2015 pursuant to the terms of the Severance Agreement.

2015 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Susan N. Story
	4/1/2013	18,971	9,486	$41.27	12/31/2019	1,297	$77,496	11,868	$709,113
	2/20/2014	9,981	19,963	$44.06	12/31/2020	2,429	$145,133	10,605	$633,649
	5/9/2014	4,988	9,978	$46.26	12/31/2020	1,120	$66,920	4,807	$287,218
	2/17/2015	—	45,089	$52.75	12/31/2021	5,308	$317,153	14,843	$886,869
Linda G. Sullivan
	4/28/2014	7,260	14,520	$46.45	12/31/2020	3,804	$227,289	14,778	$882,986
	2/17/2015	—	18,519	$52.75	12/31/2021	2,180	$130,255	6,096	$364,236
Walter J. Lynch
	2/24/2011	47,995	—	$27.08	12/31/2017	—	—	—	—
	2/23/2012	46,514	—	$34.12	12/31/2018	—	—	—	—
	2/21/2013	16,779	8,390	$39.45	12/31/2019	1,255	$74,986	11,208	$669,678
	2/20/2014	9,515	19,030	$44.06	12/31/2020	2,316	$138,381	10,110	$604,073
	2/17/2015	—	25,362	$52.75	12/31/2021	2,986	$178,414	8,349	$498,853
Michael A. Sgro
	2/21/2013	—	742	$39.45	12/31/2019	111	$6,632	991	$59,212
	2/20/2014	256	1,682	$44.06	12/31/2020	205	$12,249	893	$53,357
	2/17/2015	—	10,870	$52.75	12/31/2021	1,280	$76,480	3,578	$213,786
Loyd A. Warnock
	4/28/2014	332	8,182	$46.45	12/31/2020	5,666	$338,544	4,134	$247,007
	2/17/2015	—	10,435	$52.75	12/31/2021	1,228	$73,373	3,435	$205,241
John Bigelow
	2/23/2012	4,870	—	$34.12	12/31/2018	—	—	—	—
	2/21/2013	5,120	—	$39.45	12/31/2019	384	$22,944	3,424	$204,584
	2/20/2014	10,410	—	$44.06	12/31/2020	844	$50,429	3,687	$220,298
	2/17/2015	9,159	—	$52.75	12/31/2021	1,078	$64,411	3,015	$180,146

(1)	The options granted in 2011 through 2015 vest in equal increments on January 1 of each of the three years next following the year in which the options were granted.

(2)	This column reflects RSUs that are not subject to performance conditions and will vest in equal increments on January 1 of each of the three years next following the year in which the RSUs were granted, and subject to continued employment through each vesting dates, except as noted in the following sentence. Of the awards granted to Mr. Warnock, 4,736 of such RSUs will vest in full on January 1, 2017, and the RSU awards granted to Mr. Bigelow are no longer subject to vesting or continued employment in accordance with the terms of his Severance Agreement.

(3)	The market value of the RSUs and PSUs is based on the $59.75 closing price of a share of our common stock on December 31, 2015, as reported by the NYSE.

(4)

This column reflects PSUs that are subject to performance conditions and, except for PSUs held by Mr. Bigelow, time-vest in equal increments on January 1 of each of the three years next following the year in which the PSUs were granted, subject to continued employment through each such time-vesting date. The number of shares disclosed in this column represents the amount of shares that vest if target performance is achieved. The PSU awards granted to Mr. Bigelow are no longer subject to time-vesting or continued employment in accordance with the terms of his Severance Agreement.

2015 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of RSUs and PSUs held by our named executive officers, each during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Valued Realized on Vesting ($)(2)
Susan N. Story	—	—	15,569	$844,328
Linda G. Sullivan	—	—	1,901	$101,323
Walter J. Lynch	70,000	$2,290,228	21,313	$1,181,534
Michael A. Sgro	2,717	$44,472	1,909	$105,837
Loyd A. Warnock	3,759	$38,267	465	$24,785
John Bigelow	—	$—	6,740	$373,545

(1)	Based on the difference between the closing price of a share of our common stock on the date of exercise and the exercise price of the options.

(2)	Represents the aggregate market value of the shares realized on vesting, calculated by multiplying the vested number of shares by the closing price of a share of our common stock on the date the applicable RSUs or PSUs vested (or on the last trading day prior thereto when the vesting occurs on a non-trading day).

Pension Benefits at December 31, 2015

The following table provides certain information regarding pension benefits for each of the named executive officers at December 31, 2015.

Name	Plan Name	Number of Years of Accredited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Susan N. Story	N/A (2)	N/A	N/A	N/A
Linda G. Sullivan	N/A (2)	N/A	N/A	N/A
Walter J. Lynch (3)	ERP	11	$1,145,192	N/A
	AWWPP	11	$433,409	N/A
Michael A. Sgro	ERP	22	$708,401	N/A
	AWWPP	22	$1,240,123	N/A
Loyd A. Warnock	N/A (2)	N/A	N/A	N/A
John Bigelow	ERP	21	$1,520,424	$53,139
	AWWPP	21	$1,323,709	$—

(1)	Amounts shown reflect the present value of the accumulated benefit as of December 31, 2015. All amounts for the AWWPP and the ERP were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates:

•	In 2014, for discounting annuity payments, we used a discount rate of 4.24 percent and mortality table of RP2014, sex distinct with no collar adjustments, and for calculating lump sums, we used an interest rate of 4.24 percent and the RP2000 static unisex table for 2014.

•	In 2015, for discounting annuity payments, we used a discount rate of 4.66 percent and mortality table of RP2015 projected using Scale BB2D generational, and for calculating lump sums, we used an interest rate of 4.66 percent and the RP2000 static unisex table for 2015.

(2)	Since Mmes. Story and Sullivan, and Mr. Warnock, were hired after 2005, they do not participate in the AWWPP or the ERP.

(3)	When Mr. Lynch’s age plus credited service exceeds 70, he also becomes eligible for a subsidized early retirement benefit payable in the form of an annuity under the provisions of the AWWPP and the ERP.

For further information on American Water’s defined benefit pension plans, see “Potential Payments on Termination or Change in Control,” below.

Description of Pension and Other Retirement Plans

American Water Works Company, Inc. Pension Plan

The AWWPP is a qualified pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP generally provides participants hired on or after July 1, 2001 but before January 1, 2006 with a pension benefit equal to 1.6 percent of final average pay multiplied by years of service. For participants hired prior to July 1, 2001, including Messrs. Lynch and Sgro, the AWWPP provides a grandfathered benefit. For years of service beginning prior to July 1, 2001, the grandfathered benefit is calculated to be (i) 1.85 percent of the final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus (ii) 2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus (iii) 0.7 percent of final average pay multiplied by years of service in excess of 25. For years of service beginning July 1, 2001 or later, the grandfathered benefit is calculated to be (i) 1.6 percent of final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus (ii) 2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25), plus (iii) 1.6 percent of final average pay multiplied by years of service in excess of 25. Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service. Messrs. Lynch and Sgro, our current named executive officers who participate in the AWWPP, are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50 percent joint and survivor annuity for married participants. The 50 percent joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

American Water Works Company, Inc. Executive Retirement Plan

The ERP is a nonqualified defined benefit pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The ERP provides benefits under a restoration formula that mirrors the benefit formulas under the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Code and including deferred compensation in calculating final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Messrs. Lynch and Sgro participate in this nonqualified pension plan and are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to his prior nonqualified plan formulas. Messrs. Lynch and Sgro are vested in this nonqualified pension benefit. Upon retirement, nonqualified plan benefits are payable as a lump sum unless the participant has elected an alternate form of payment pursuant to regulations under Section 409A of the Code. Each of Messrs. Lynch and Sgro will receive his benefits as a lump sum. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

2015 Nonqualified Deferred Compensation

The following table provides certain information regarding the nonqualified deferred compensation benefits of each of our named executive officers for 2015.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year($)	Aggregate Balance at Last Fiscal Year ($)(3)
Susan N. Story	$1,025,786	$127,866	$(4,572)	$—	$1,975,224
Linda G. Sullivan	$42,862	$54,782	$(1,104)	$—	$114,436
Walter J. Lynch	$83,339	$6,803	$(1,194)	$—	$682,892
Michael A. Sgro	$—	$—	$—	$—	$—
Loyd A. Warnock	$28,454	$28,127	87	$—	$66,005
John Bigelow	$6,324	$—	$181	$—	$218,975

(1)	The following amounts in this column are also reported as compensation to the named executive officers in the 2015 Summary Compensation Table in the columns indicated:

Name	Salary	Non-Equity Incentive Plan Compensation
Susan N. Story	$155,386	$870,400
Linda G. Sullivan	$23,531	$19,331
Walter J. Lynch	$37,598	$45,741
Michael A. Sgro	$—	$—
Loyd A. Warnock	$18,388	$10,066
John Bigelow	$6,324	$—

(2)	The amounts in this column are also reported as compensation to the named executive officers in the 2015 Summary Compensation Table in the “All Other Compensation” column.

(3)	The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed named executive officers: Ms. Story, $826,144; Ms. Sullivan, $17,896; Mr. Lynch, $593,944; Mr. Warnock, $9,377; and Mr. Bigelow, $157,252.

Description of the Employee Deferred Compensation Plan

For our current named executive officers, the Employee Deferred Compensation Plan permits the deferral of up to 20 percent of a participant’s base salary and up to 100 percent of bonus each year on a tax-advantaged basis. It also provides for annual matching contributions determined by the following formula for our named executive officers hired on or after January 1, 2006, namely Mmes. Story and Sullivan, and Mr. Warnock:

•	the sum of:
¡	100 percent of a participant’s voluntary deferrals for the year, up to a maximum of three percent of the sum of the participant’s base salary and bonus, and
¡	50 percent of a participant’s voluntary deferrals for the year, up to a maximum of the next two percent of the sum of the participant’s base salary and bonus, less

•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

In addition, we make annual contributions for our named executive officers hired on or after January 1, 2006, equal to the sum of:

•	5.25 percent of the NEO’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Code with respect to the year; and
•	5.25 percent of the NEO’s bonus.

For our current named executive officers hired before January 1, 2006, namely Messrs. Lynch and Sgro, the matching contribution formula is:

•	50 percent of a participant’s base salary deferrals for the year, up to a maximum of five percent of the participant’s base salary, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

A participant’s deferred compensation accounts are credited with returns in accordance with the deemed investment options, consistent with those offered under the Savings Plan, as elected by the participant from time to time at the participant’s discretion. For 2015, these deemed investment options experienced annual rates of returns of between (14.1) percent and 11.0 percent.

Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for the 5.25 percent annual contributions, which vest at the earliest of:

•	completion of five years of service;
•	attainment of age 65;
•	death; or
•	a change in control.

Participants may elect to receive their account balances at any of the following times:

•	a separation from service; or
•	a specified distribution date.

Participants may elect to take a distribution of their accounts in the form of a lump sum or in annual installments paid over a period of between two and 10 years. None of the named executive officers had any withdrawals or distributions from the Employee Deferred Compensation Plan in 2015.

Potential Payments on Termination or Change in Control

This section describes the plans and arrangements that provide for payments to the named executive officers in connection with the termination of the NEO’s employment, a change in control of American Water or a change in the NEO’s responsibilities.

Executive Severance Policy

Our Executive Severance Policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the Board. Under the policy, our CEO will receive 18 months and other NEOs will receive 12 months of their base salary, in the form of base salary continuation. Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of eight weeks of coverage for less than five years of service, 12 weeks of coverage for at least five years but less than 10 years of service and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. In order to receive severance benefits under the Executive Severance Policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the Executive Severance Policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Employee Deferred Compensation Plan

A summary of the terms of the Employee Deferred Compensation Plan is provided above under “—2015 Nonqualified Deferred Compensation.” This section describes the payments that would be made under that plan upon various types of termination. Named executive officers are immediately vested in all their contributions to the Employee Deferred Compensation Plan, and become vested in our 5.25 percent annual contributions upon completion of five years of service, attainment of age 65, a change of control or death. A participant who experiences a termination of employment other than for cause will receive the vested portion of his or her account balance. Upon a termination for cause, all employer contributions to this plan would be forfeited by the participant, but the participant would still be entitled to his or her elective deferrals, matching contributions and related income. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. The tables below in this section reflect the amounts each named executive officer would have been entitled to receive given a termination of employment on December 31, 2015.

Defined Benefit Plans

Our retirement plans are described above under “—Pension Benefits at December 31, 2015.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary and involuntary terminations of employment—Despite being ineligible for retirement, each of Messrs. Lynch and Sgro would have been entitled to benefits from the AWWPP and the ERP, upon voluntary termination of employment at December 31, 2015. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 65, is $40,838. Mr. Lynch will receive his ERP benefit as a lump sum. Upon voluntary termination, Mr. Sgro would be eligible for an early retirement benefit described in the next subsection.

Retirement—At December 31, 2015, Mr. Sgro was eligible for early retirement benefits under the AWWPP and the ERP. Mr. Sgro’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 65, is $67,034 as of January 1, 2016. Mr. Sgro would also receive an annual ERP benefit of $61,867 as of December 31, 2015.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the ERP in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; ERP disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Sgro, each of whom has completed the required 10 years of service, qualify for disability benefits.

Death—If Mr. Lynch had died on December 31, 2015, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if Mr. Lynch had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been payable to him as an annuity beginning at his 55th birthday based on the age 55 early retirement factor, the age 55 100 percent joint and survivor factor (where the survivor’s age is what it would be on Mr. Lynch’s 55th birthday) and using service as of the date of death. The benefit under the ERP would have been paid to Mr. Lynch as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

If Mr. Sgro had died on December 31, 2015, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if Mr. Sgro had survived to age 55 and elected a 100 percent joint and survivor annuity. The benefit under the AWWPP would have been equivalent to that payable to him as an immediate annuity based on his current age early retirement factor, in the form of a 100 percent joint and survivor annuity based on his and his survivors’ current age. The benefit under the ERP would have been paid to Mr. Sgro as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables, we assumed Mr. Lynch was married and his spouse was the same age as Mr. Lynch, and for Mr. Sgro, we assumed he was married and used his spouse’s actual age.

Omnibus Equity Compensation Plan Awards

Vesting of our stock option, PSU and RSU awards granted under the 2007 Plan will be accelerated upon certain events as follows:

•	All stock options will vest in full upon a holder’s death or disability, or upon a change in control.

•	Upon a change in control, PSUs will performance-vest with respect to the tranches of PSU awards that have time-vested, based upon the assumption that target performance is achieved. Upon death or disability, the PSUs will ultimately performance-vest with respect to the tranches of PSU awards that already have time-vested, based upon actual performance as determined at the end of the performance period.

•	All unvested RSUs for NEOs will be immediately forfeited upon a death or disability, or upon a change in control.

Severance Agreement with Mr. Bigelow

On March 27, 2015, we entered into the Severance Agreement with Mr. Bigelow. See “—Executive Compensation—Employment and Retirement Agreements” for a discussion of the material benefits payable to Mr. Bigelow under the Severance Agreement.

Quantification of Potential Payments on Termination or Change in Control

The following tables quantify the potential payments and benefits to which the named executive officers would have been entitled to receive if one of several different termination of employment or change in control events occurred on December 31, 2015. The amounts shown in the tables do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, Savings Plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under COBRA. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed, which benefit is also not included in the tables below.

With regard to all options and RSUs subject to time-based vesting at December 31, 2015, the assumed values of the awards are shown in the table in the applicable columns. With regard to PSUs that remain subject to performance-based vesting following the acceleration of service-based vesting, we have assumed that shares will be issued in respect of the PSUs based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. The value of each stock option as to which vesting is accelerated is assumed to be equal to the product of the number of shares underlying the option multiplied by the difference between the exercise price per share and $59.75, the closing price of our common stock as reported on the NYSE on December 31, 2015. For RSUs and PSUs, the value shown in the table is based on the number of RSUs or PSUs multiplied by the $59.75, closing price on December 31, 2015. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) was included.

Name	Benefit	Voluntary Termination	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)

Susan N. Story	Cash Severance	$—	$—	$2,000,000	$—	$—	$2,000,000	$—	$—	$—

	Outplacement Services	$—	$—	$15,000	$—	$—	$—	$—	$—	$—

	Deferred Compensation Benefits	$152,230	$152,230	$152,230	$152,230	$—	$184,581	$152,230	$184,581	$184,581

	Nonqualified Pension Benefits	$925,680	$925,680	$925,680	$925,680	$—	$1,024,312	$925,680	$1,024,312	$1,024,312

	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Life Insurance and Employee Assistance Program	$—	$—	$662	$—	$—	$662	$—	$—	$—

	Options	$—	$—	$—	$—	$—	$938,746	$938,746	$938,746	$938,746

	PSUs	$—	$—	$—	$—	$—	$3,234,507	$818,822	$818,822	$3,234,507

	Total	$1,077,910	$1,077,910	$3,093,572	$1,077,910	$—	$7,382,808	$2,835,478	$2,966,461	$5,382,146

Name	Benefit	Voluntary Termination	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)

Linda Sullivan	Cash Severance	$—	$—	$829,150	$—	$—	$829,150	$—	$—	$—

	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—

	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Nonqualified Pension Benefits	$31,233	$31,233	$31,233	$31,233	$—	$59,343	$31,233	$59,343	$59,343

	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Life Insurance and Employee Assistance Program	$—	$—	$441	$—	$—	$441	$—	$—	$—

	Options	$—	$—	$—	$—	$—	$322,749	$322,749	$322,749	$322,749

	PSUs	$—	$—	$—	$—	$—	$1,657,768	$305,399	$305,399	$1,657,768

	Total	$31,233	$31,233	$872,824	$31,233	$—	$2,869,451	$659,381	$687,491	$2,039,860

Name	Benefit	Voluntary Termination	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)

Walter J. Lynch	Cash Severance	$—	$—	$946,313	$—	$—	$946,313	$—	$—	$—

	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—

	Deferred Compensation Benefits	$637,151	$637,151	$637,151	$637,151	$—	$637,131	$637,151	$637,151	$637,151

	Nonqualified Pension Benefits	$884,487	ineligible	$884,487	$884,487	$884,487	$884,487	$1,928,890	$688,224	$884,487

	Qualified Pension Benefits	$329,298	ineligible	$329,298	$329,298	$329,298	$329,298	$707,634	$263,651	$329,298

	Life Insurance and Employee Assistance Program	$—	$—	$441	$—	$—	$441	$—	$—	$—

	Options	$—	$—	$—	$—	$—	$495,412	$495,412	$495,412	$495,412

	PSUs	$—	$—	$—	$—	$—	$2,253,146	$679,460	$638,654	$2,253,146

	Total	$1,850,936	$637,151	$2,809,690	$1,850,936	$1,213,785	$5,546,228	$4,448,547	$2,723,092	$4,599,494

Name	Benefit	Voluntary Termination	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)

Michael A. Sgro	Cash Severance	$—	$—	$656,250	$—	$—	$656,250	$—	$—	$—

	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—

	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Nonqualified Pension Benefits	$605,488	$605,488	$$605,488	$605,488	$605,488	$605,488	$911,742	$535,743	$605,488

	Qualified Pension Benefits	$1,059,963	$1,059,063	$1,059,963	$1,059,963	$1,059,963	$1,059,963	$1,596,089	$984,844	$1,059,063

	Life Insurance and Employee Assistance Program	$—	$—	$441	$—	$—	$441	$—	$—	$—

	Options	$—	$—	$—	$—	$—	$117,543	$117,543	$117,543	$117,543

	PSUs	$—	$—	$—	$—	$—	$434,690	$60,103	$60,103	$434,690

	Total	$1,665,451	$1,665,451	$2,333,701	$1,665,451	$1,665,451	$2,874,375	$2,685,477	$1,698,233	$2,216,784

Name	Benefit	Voluntary Termination	Early Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change in Control	Disability	Death	Change in Control (1)

Loyd Warnock	Cash Severance	$—	$—	$555,120	$—	$—	$555,120	$—	$—	$—

	Outplacement Services	$—	$—	$12,000	$—	$—	$—	$—	$—	$—

	Deferred Compensation Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Nonqualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Qualified Pension Benefits	$—	$—	$—	$—	$—	$—	$—	$—	$—

	Life Insurance and Employee Assistance Program	$—	$—	$441	$—	$—	$441	$—	$—	$—

	Options	$—	$—	$—	$—	$—	$181,866	$181,866	$181,866	$181,866

	PSUs	$—	$—	$—	$—	$—	$892,629	$85,450	$85,450	$892,629

	Total	$—	$—	$567,561	$—	$—	$1,630,056	$267,315	$267,315	$1,074,495

(1)	Pension and deferred compensation amounts shown in this column in all of the foregoing tables assume a termination of employment (other than an involuntary termination for cause) following a change in control. PSU amounts shown in this column are payable upon a change in control, without a termination of employment.

Name	Benefit	Retirement
John Bigelow	Cash Severance	$323,900
	Outplacement Services	$12,000
	Deferred Compensation Benefits	$137,112
	Nonqualified Pension Benefits	$53,139
	Qualified Pension Benefits	$—
	Life Insurance and Employee Assistance Program	$441
	Non-Forfeiture of Options	$113,886
	Non-Forfeiture of RSUs	$122,195
	Non-Forfeiture of PSUs	$424,387

	Total	$1,187,061

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Grigg, Marrazzo and Evanson, and Ms. Johnson, served as members of the Compensation Committee during fiscal year 2015, with Mr. Marrazzo serving in such role until May 15, 2015. None of these individuals was an officer or employee of us or any of our subsidiaries during fiscal year 2015 or any prior fiscal year. None of these individuals had any relationship with us or any of our subsidiaries during 2015 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal year 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out the number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of December 31, 2015.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by security holders	1,186,862	$39.70	8,394,475
Equity compensation plans not approved by security holders	—	—	1,163,042	(1)
Total	1,186,862	$39.70	9,423,854

(1)	Represents the balance of shares issuable under the ESPP, under which a total of 2,000,000 shares are issuable.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2015.

2.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP our system of internal control over financial reporting.

3.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.”

4.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Respectfully submitted,

Julie A. Dobson (Chair)

Martha Clark Goss

Richard R. Grigg

William J. Marrazzo

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2016, and is recommending that the stockholders ratify this appointment. PricewaterhouseCoopers LLP has served as our auditors since 1948. The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders. Although stockholder ratification is not required by our organizational documents, or applicable law, the Board believes that it is a sound corporate governance practice to seek stockholder ratification of the appointment of PricewaterhouseCoopers LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders at the annual meeting.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment, by the Audit Committee, of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2016.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2015 and 2014. All of the services described in the footnotes to the table below were approved in advance by the Audit Committee, in accordance with its policy on the pre-approval of services to be provided by our independent registered public accounting firm.

	Fiscal Year 2015	Fiscal Year 2014
Audit Fees (1)	$3,001,500	$2,513,000
Audit-Related Fees (2)	120,000	—
Tax Fees (3)	195,000	250,000
All Other Fees (4)	89,884	5,564

Total	$3,406,384	$2,768,564

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim financial statements included on our quarterly reports on Form 10-Q, audits of the Company’s subsidiaries and services in connection with comfort letters, consents and procedures related to documents filed with the SEC.

(2)	Represents fees for professional attestation services.

(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(4)	Represents fees for software licensing fees for disclosure checklists, accounting research tools, and strategy and cyber security reviews.

POLICY ON THE APPROVAL OF SERVICES PROVIDED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is required to approve in advance all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. As permitted by the Company’s pre-approval policy, the Audit Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services to be provided by its independent registered public accounting firm and associated fees up to $50,000 in the aggregate. The Chair of the Audit Committee must report any pre-approval of services pursuant to this delegated authority to the full Audit Committee at its next regularly scheduled meeting following the pre-approval, which report then resets the authority limit to $50,000.

CERTAIN BENEFICIAL OWNERSHIP MATTERS

Security Ownership of Management

The following table sets forth information as of March 14, 2016 regarding the beneficial ownership of common stock by:

•	each director;
•	each director nominee;
•	each named executive officer included in the 2015 Summary Compensation Table; and
•	all of the Company’s directors and executive officers as a group.

As of March 14, 2016, 177,934,713 shares of common stock were issued and outstanding. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or rights held by that person that are currently exercisable or will become exercisable on or before May 13, 2016 (60 days after March 14, 2016), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below:

•	the address for each beneficial owner in the table below is c/o American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043; and
•	subject to applicable community property laws, to the Company’s knowledge, each person named in the tables below has sole voting and dispositive power over the shares shown as beneficially owned by that person.

Name	Number of Shares (1)	Vested Options (1)	Total Shares of Common Stock Beneficially Owned (2)	% of Shares Outstanding
John Bigelow (3)	24,109	—	24,109	*
Julie A. Dobson	8,986	—	8,986	*
Paul J. Evanson	19,772	—	19,772	*
Martha Clark Goss	21,055	—	21,055	*
Richard R. Grigg	16,744	—	16,744	*
Veronica M. Hagen	—	—	—	*
Julia L. Johnson	9,981	—	9,981	*
Karl F. Kurz	364	—	364	*
Walter J. Lynch	79,126	117,162	196,288	0.1%
George MacKenzie	25,516	—	25,516	*
William J. Marrazzo	9,261	—	9,261	*
Michael A. Sgro	396	3,623	4,019	*
Susan N. Story	43,962	73,425	117,387	0.1%
Linda G. Sullivan	2,668	20,693	23,361	*
Loyd A. Warnock	1,361	1,736	3,097	*
All directors and executive officers as a group (18 persons) (4)	282,296	293,755	576,051	*

*	Less than 1% (or, with respect to a named executive officer, less than 0.1%)

(1)	Except as may otherwise be indicated, the amounts in the table above do not include the following interests in our common stock, which interests do not confer voting power or dispositive power:

•	shares of common stock underlying stock options, and RSU, PSU and stock unit awards, granted under the 2007 Plan which have not vested as of March 14, 2016 and will not vest on or before May 13, 2016; and
•	shares of common stock underlying RSU, PSU and stock unit awards granted under the 2007 Plan which have vested as of March 14, 2016 or will vest on or before May 13, 2016, but the settlement of the award and the receipt of common stock thereby is deferred to a date that is later than May 13, 2016.

(2)	For each of our current named executive officers and our directors, the amounts in this column do not include the following interests in our common stock, which interests do not confer voting or investment power:

Name	Number of Unvested Options	Number of RSUs/Stock Units Unearned*	Number of Unvested PSUs	Total
Julie A. Dobson	—	6,016	—	6,016
Paul J. Evanson	—	1,798	—	1,798
Martha Clark Goss	—	1,798	—	1,798
Richard R. Grigg	—	1,798	—	1,798
Veronica M. Hagen	—	318	—	318
Julia L. Johnson	—	8,459	—	8,459
Karl F. Kurz	—	1,798	—	1,798
Walter J. Lynch	51,040	5,639	25,359	82,038
George MacKenzie	—	2,839	—	2,839
William J. Marrazzo	—	7,049	—	7,049
Michael A. Sgro	19,924	2,154	7,789	29,867
Susan N. Story	99,659	10,840	45,568	156,067
Linda G. Sullivan	37,580	5,175	25,912	68,667
Loyd A. Warnock	21,156	7,042	10,403	38,601

Total	229,359	62,723	115,031	407,113

*	Unearned RSUs and stock units represent shares underlying RSU or stock unit awards, which shares (i) have not been earned, (ii) have vested but have not been delivered, or (iii) have been deferred, in each case in accordance with footnote (1) above.

(3)	Mr. Bigelow retired as an executive officer of the Company as of May 14, 2015. Information with respect to his beneficial ownership has been provided based on the knowledge of American Water after making reasonable inquiry.

(4)	Includes 120,220 shares beneficially owned (including 77,116 shares underlying vested options) by executive officers of the Company not named in the table above. Excludes in the aggregate 474,765 shares underlying unvested options and RSUs, and unearned PSUs, as well as unvested or deferred stock units, held by our directors and executive officers, as referenced in footnote (1) above.

Security Ownership of Certain Beneficial Owners

The table below indicates the persons or entities known to us to be the beneficial holders of more than five percent of our common stock, as of December 31, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	18,325,476	10.2%
The Vanguard Group (2) 100 Vanguard Boulevard Malvern, PA 19355	12,880,704	7.2%

(1)	BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 18,325,476 shares listed in the table. BlackRock Inc. is a holding company of subsidiaries that hold the shares, including BlackRock Japan Co Ltd, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Investment Management (UK) Ltd, BlackRock International Limited, BlackRock Fund Managers Ltd, and BlackRock Life Limited. BlackRock Inc. holds sole voting power with respect to 16,160,638 shares and sole dispositive power with respect to all of the shares listed in the table. This disclosure is derived solely from information contained in a Schedule 13G/A filed with the SEC by BlackRock with the SEC on January 8, 2016. The information is as of December 31, 2015, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(2)	The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 12,880,704 shares of the Company’s common stock listed in the table. Vanguard holds sole power to vote or direct to vote 188,737 shares, sole power to dispose of or to direct the disposition of 12,677,231 shares, shared power to vote or direct to vote 20,700 shares, and shared power to dispose or to direct the disposition of 203,473 shares. Of these shares, 118,173 shares are beneficially owned by Vanguard Fiduciary Trust Company and 155,864 shares are beneficially owned by Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard. This disclosure is derived solely from information contained in a Schedule 13G/A filed by Vanguard with the SEC on February 10, 2016. The information is as of December 31, 2015, and the number of shares beneficially owned by Vanguard may have changed subsequently.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10 percent of our common stock to file with the SEC an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership resulting from transactions in our common stock, generally within two business days of a reportable transaction. As a practical matter, we seek to assist our directors and executives by monitoring transactions and completing and filing these reports on their behalf. To our knowledge, based on our review of these reports, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions that occurred during the fiscal year ended December 31, 2015.

COMMUNICATIONS, STOCKHOLDER PROPOSALS AND COMPANY INFORMATION

Stockholder Communications to the Board

Stockholders may communicate directly with the Board or individual members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, by submitting written correspondence to the Company or via email: contacttheboard@amwater.com. The Company’s Secretary reviews and provides summaries and/or copies of the communications to the Board and relevant committees. All communications are treated confidentially.

Our “whistleblower” policy prohibits American Water or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Such matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the chair of the Audit Committee.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with the 2017 annual meeting of stockholders must submit the proposal so that it is received on or before December 2, 2016 and must comply in all other respects with applicable SEC rules. If the date of the 2017 annual meeting is changed by more than 30 days from the date of the 2016 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2017 annual meeting (other than a proposal for inclusion in the proxy statement pursuant to SEC Rule 14a-8), or to nominate a person for election to the Board at that meeting, must provide timely and proper notice to American Water in writing, including the specified information described in our Amended and Restated Bylaws concerning the proposed business or nominee. The requirements for such notice are set forth in our Amended and Restated Bylaws, a copy of which can be obtained from the Company upon request. The notice must be received at American Water’s principal executive offices no earlier than January 14, 2017 and no later than February 13, 2017. However, if the date of the 2017 annual meeting is more than 30 days before or 60 days after May 13, 2017, other than as a result of any adjournment or postponement thereof, notice must be received not later than 90 days prior to the date of the 2017 annual meeting, or, if later, by the 10th day following the Company’s first public announcement of the date of the 2017 annual meeting.

In order for stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2017 annual meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by American Water no later than February 13, 2017. If a stockholder fails to provide such timely notice of a proposal to be presented at the 2017 annual meeting, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

The Nominating Committee will consider qualified director candidate recommendations by stockholders. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;

•	a resume describing the candidate’s qualifications;

•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;

•	a description of all arrangements or understandings relating to the nomination between or among the stockholder, the candidate and any other person or persons;

•	the signed consent of the candidate to serve as a director if elected;

•	the name and address of the stockholder who is submitting the recommendation;

•	evidence of the number of shares of American Water’s common stock that the recommending stockholder owns and the length of time the shares have been owned; and

•	certain other information required by our Amended and Restated Bylaws.

The Nominating Committee may seek additional information regarding the candidate. The Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Delivering Proxy Materials Through Electronic Means

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting To Be Held on May 13, 2016

The Notice of 2016 Annual Meeting of Stockholders, 2016 Proxy Statement and 2015

Annual Report are available at http://www.proxyvote.com.

Under the “Notice and Access” rules approved by the SEC, we are permitted to deliver this proxy statement and our 2015 Annual Report by providing access to the documents on the Internet instead of mailing printed copies. Accordingly, certain stockholders have received a “Notice of Availability” instead of printed copies of the proxy materials. The Notice of Availability instructs a stockholder on how to access and review all of the proxy materials on the Internet. The Notice of Availability also has instructions on how a stockholder may vote his or her shares. Although the Notice of Availability identifies the items to be voted on at the meeting, you cannot vote your shares merely by marking the Notice of Availability and returning it.

Beginning on the date of mailing of the Notice of Availability, stockholders will be able to access all of the proxy materials on a Web site referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

If you previously requested a paper copy of the proxy materials (and you have not revoked that request) or if delivery of printed proxy materials is required by law, you will receive a copy of the proxy materials, instead of the Notice of Availability.

To the extent we are not required by law to mail our proxy materials to you in paper form, you can eliminate all such future paper mailings, including mailing of the Notice of Availability, by electing to receive an e-mail that will provide Internet links to these documents and the online proxy voting Web site. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. To request complete electronic delivery, please contact American Stock Transfer & Trust Company, LLC, our transfer agent. See “—Contacting Us or Our Transfer Agent” below.

Householding of Proxy Materials

To reduce the expense of delivering duplicate sets of proxy materials to multiple stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under the householding procedure, certain stockholders of record who have the same address and last name will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the stockholders at that address has previously notified us that they want to receive separate copies.

Under the SEC’s householding rules, intermediaries also may deliver a single copy of the proxy materials or Notice of Availability to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name, you may have received a notice that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not provide the intermediary with notice that you object to this householding, you may have been deemed to have consented to the householding of information.

Regardless of how you own your shares, if you received a single set of proxy materials or a single Notice of Availability as a result of householding, and one or more stockholders at your address would like to have separate copies of these materials with respect to the meeting or in the future, please contact American Stock Transfer & Trust Company, LLC, as noted in “—Contacting Us or Our Transfer Agent,” who will deliver the requested materials promptly to you. If you own your shares in street name, your notification should include the name of your brokerage firm, bank or other intermediary and your account number.

If you are a record holder of shares of common stock who is receiving multiple copies of our stockholder communications at your address and you would like to receive only one copy for your household, please contact American Stock Transfer & Trust Company. If you own your shares in street name, please contact the intermediary. To enable us to provide better stockholder service, we encourage stockholders to have all the shares they hold of record registered in the same name and under the same address.

Contacting Us or Our Transfer Agent

How to Contact Us:	How to Contact our Transfer Agent:
American Water Works Company, Inc. 1025 Laurel Oak Road Voorhees, New Jersey 08043 Attention: Secretary	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219-9821 (866) 254-6502 (toll-free)

Where to Find More Information

Pursuant to the rules of the SEC, our 2015 Annual Report must accompany this proxy statement. You may view our 2015 Annual Report on the Internet by visiting our Investor Relations website at http://ir.amwater.com. We utilize our website as a recognized channel of distribution to provide important information regarding us and our subsidiaries to investors, including information with respect to the meeting, and information that we may wish to disclose publicly for purposes of complying with the Federal securities laws. However, information contained on our website is not a part of this proxy statement. Any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

Portions of the 2015 Form 10-K have been utilized to prepare the 2015 Annual Report. Upon written request:

•	we will furnish a copy of the 2015 Form 10-K (without exhibits), including the financial statements and the financial statement schedules contained in such report; and
•	we will furnish a copy of any exhibit to the 2015 Form 10-K upon the payment of a fee equal to our reasonable expenses incurred in furnishing such exhibit.

See “—Contacting Us or Our Transfer Agent” for information on how to contact us to request this information. The written request must include a good faith representation that, as of March 21, 2016, the person making the request was a record or beneficial owner of common stock entitled to vote at the meeting.

OTHER MATTERS

Other Matters to Come Before the Annual Meeting

As of the date of this proxy statement, we do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other items or matters are properly presented before the annual meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a stockholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

Solicitation of Proxies

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have retained D.F. King & Co. in connection with this solicitation, at an anticipated cost to us of approximately $12,500, plus expenses. In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Status of Information Included in this Proxy Statement

Our 2015 Form 10-K includes our consolidated balance sheets as of December 31, 2015 and 2014, and our consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity for each of the years ended December 31, 2015, 2014 and 2013. In accordance with the rules of the SEC, the 2015 Annual Report, which includes a portion of the information included in the 2015 Form 10-K, accompanies this proxy statement. However, neither the 2015 Annual Report nor the 2015 Form 10-K forms any part of this proxy statement or the material being used for the solicitation of proxies at the meeting.

We are permitted under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act to “incorporate by reference” information in whole or in part from certain future filings, including this proxy statement. Information that is “incorporated by reference” into a filing means that it is deemed to be a part of that filing even though the information does not actually appear within it. However, the following information that is part of or accompanies this proxy statement shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act or the Exchange Act, unless we have otherwise specifically provided for it in such filing:

•	the Compensation Committee Report;
•	the Audit Committee Report;
•	the 2015 Annual Report that accompanies this proxy statement; and
•	the performance graph contained in “Compensation Discussion and Analysis—Executive Summary—Return to Stockholders” and the “Five-Year Performance Graph” contained in the 2015 Annual Report.

As a result, the foregoing information will not be deemed to be “soliciting material” subject to Regulation 14A under the Exchange Act or “filed” with the SEC under Section 18 of the Exchange Act.

Appendix A

Reconciliation of Non-GAAP Financial Information

A.	Reconciliation of Income from Continuing Operations Per Diluted Common Share to Adjusted Income from Continuing Operations Per Diluted Common Share (a Non-GAAP, Unaudited Measure)

	Year Ended December 31, 2015	Year Ended December 31, 2014
Income from continuing operations per diluted common share	$2.64	$2.39
Add: After-tax impact of West Virginia Freedom Industries chemical spill	—	0.04

Adjusted income from continuing operations per diluted common share	$2.64	$2.43

B.	Reconciliation of (1) Total Operation and Maintenance Expense to Adjusted Regulated Operation and Maintenance Expense (a Non-GAAP, Unaudited Measure) and (2) Total Operating Revenues to Adjusted Regulated Operating Revenues (a Non-GAAP, Unaudited Measure), which are Used to Calculate Regulated Operations and Maintenance Efficiency Ratio (a Non-GAAP, Unaudited Measure)

	Years Ended December 31,
	(In millions)
	2015	2014
Total Operation and Maintenance Expense	$1,404	$1,350
Less:
Operation and maintenance expense — Market-Based Businesses	358	289
Operation and maintenance expense — Other	(49)	(51)

Total Regulated Operation and Maintenance Expense	1,095	1,112
Less:
Regulated purchase water expense	117	122
Allocation of internal operation & maintenance expense	35	39
Impact of West Virginia Industries chemical spill	—	10
Estimated impact of weather (mid-point of range)	—	(2)

Adjusted Regulated Operation and Maintenance Expense (a)	$943	$943

Total Operating Revenues	$3,159	$3,011
Less:
Operating Revenues — Market-Based Businesses	434	355
Operating Revenues — Other	(18)	(18)

Total Regulated operating revenues	2,743	2,674
Less:
Regulated purchase water expense*	117	122
Plus:
Impact of West Virginia Freedom Industries chemical spill	—	1
Estimated impact of weather (mid-point of range)	—	17

Adjusted Regulated Operating Revenues (b)	$2,626	$2,570

Adjusted Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	35.9%	36.7%

*	Calculation assumes purchased water revenues approximate purchase water expenses.

A-1

DIRECTIONS TO

AMERICAN WATER WORKS COMPANY, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

The Mansion

3000 Main Street

Voorhees, New Jersey 08043

FROM PHILADELPHIA / CENTER CITY: Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

FROM NORTH EAST PHILADELPHIA: Take Tacony Palmyra Bridge to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

FROM PHILADELPHIA INTERNATIONAL AIRPORT: Take Walt Whitman Bridge to Route 42 South. Follow Route 42 South to I-295 North. Follow I-295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn right into Main Street Complex.

FROM DELAWARE / MARYLAND: Take Delaware Memorial Bridge to I-295 North. Follow I-295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn right into Main Street Complex.

FROM NORTH JERSEY / NEW YORK: Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

FROM ATLANTIC CITY AREA: Take Atlantic City Expressway to Route 73 North. Follow Route 73 North to Evesham Road. Turn left on Evesham Road. Continue for 1 1/2 miles. Turn left into Main Street Complex.

PARKING

COMPLIMENTARY SELF-PARKING IS AVAILABLE AT THE MANSION, 3000 MAIN STREET, VOORHEES, NEW JERSEY, 08043.

AMERICAN WATER

amwater.com

1025 Laurel Oak Rd | Voorhees, NJ 08043

"American Water" and the star logo are the registered trademarks of American Water Works Company, Inc. All rights reserved.

        AMERICAN WATER WORKS COMPANY, INC.

        1025 LAUREL OAK ROAD

        VOORHEES, NJ 08043

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03975-P72391	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WATER WORKS COMPANY, INC.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a. 1b. 1c.	Julie A. Dobson Paul J. Evanson Martha Clark Goss	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
								For	Against	Abstain
						2.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
	1d. 1e. 1f. 1g. 1h. 1i.	Richard R. Grigg Veronica M. Hagen Julia L. Johnson Karl F. Kurz George MacKenzie Susan N. Story	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	3.	Ratification of the appointment, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2015 Annual Report on Form 10-K are available at www.proxyvote.com.

E03976-P72391

AMERICAN WATER WORKS COMPANY, INC.
Annual Meeting of Stockholders
May 13, 2016 10:00 AM, ET
This proxy is solicited by the Board of Directors

The undersigned stockholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation, hereby appoints George MacKenzie and Susan N. Story, and each of them individually, attorneys and proxies for the undersigned, each with the power to appoint his or her substitute, to act with respect to and to vote, all of the shares of Common Stock which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present at the 2016 Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on May 13, 2016, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, and any adjournment or postponement thereof, as directed on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned stockholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters that may properly come before the Annual Meeting.

The undersigned stockholder hereby revokes any other proxy heretofore executed by the undersigned for the 2016 Annual Meeting of Stockholders and acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 1, 2016.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Unless voting electronically or by phone, please mark, sign and date this on the reverse side